$125,000,000

CREDIT AGREEMENT

Dated as of October 24, 2006

among

THE BOMBAY COMPANY, INC.

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO,

as Borrowers

THE LENDERS AND L/C ISSUERS PARTY HERETO,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and Collateral Agent

and

GE CANADA FINANCE HOLDING COMPANY,

as Canadian Agent

♦ ♦ ♦

GE CAPITAL MARKETS, INC.,

as Sole Lead Arranger and Bookrunner

SCHEDULES

Schedule I - Commitments
Schedule 4.7 -  Subsidiaries
Schedule 4.9 - Litigation
Schedule 4.14 - Environmental Condition
Schedule 4.20 - Credit Card Receipts
Schedule 5.2 - Collateral Reporting
Schedule 7.1 - Existing Indebtedness
Schedule 7.2 - Existing Liens
Schedule 7.12 - Affiliates
Schedule 7.16 - Store Openings and Closings

EXHIBITS

Exhibit A - Form of Assignment
Exhibit B - Form of Note
Exhibit C - Form of Notice of Borrowing
Exhibit D - Form of Swingline Request
Exhibit E - Form of L/C Request
Exhibit F - Form of Notice of Conversion or Continuation
Exhibit G - Form of Compliance Certificate
Exhibit H - Form of Guaranty and Security Agreement
Exhibit I - Borrowing Base Certificate

This CREDIT AGREEMENT, dated as of October 24, 2006, is entered into among THE BOMBAY COMPANY, INC., a Delaware corporation (the “Parent”), each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually, as a “Borrower”, and collectively, as the “Borrowers”), the Lenders (as defined below), the L/C Issuers (as defined below), GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), as administrative agent and collateral agent for the Lenders and the L/C Issuers (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”) and GE CANADA FINANCE HOLDING COMPANY (“GE Canada”), as Canadian agent (in such capacity, the “Canadian Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1  Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accounts” means an “account” (as defined under the UCC) and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“Adjusted Availability” means as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount as determined by the Administrative Agent at any time, in its Permitted Discretion, equal to the remainder of (a) the Aggregate Borrowing Base minus (b) the sum of the U.S. Revolving Credit Outstandings and the Canadian Revolving Credit Outstandings (in each case, determined after giving effect to all sublimits and Reserves then applicable hereunder).

“Administrative Agent” means GE Capital, solely in its capacity at the administrative agent and collateral agent for the Lenders and the L/C Issuers.

“Affected Lender” has the meaning specified in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, no Secured Party shall be deemed an Affiliate of the Group Members. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.12 hereof: (a) any Person which owns directly or indirectly 20% or more of the Voting Stock of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; and (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person.

“Agent” means the Administrative Agent and the Canadian Agent or, as the context requires, either of them.

“Aggregate Borrowing Base” means as of any date of determination, an amount equal to the U.S. Borrowing Base plus the Canadian Borrowing Base.

“Agreement” means this Credit Agreement.

“Applicable Margin” means, with respect to Revolving Loans, Swing Loans, Canadian Swing Loans and the Unused Commitment Fee, a percentage equal to (a) during the period commencing on the Closing Date and ending 5 Business Days after the receipt by the Administrative Agent of the Compliance Certificate for the Fiscal Year ending January, 2007 required to be delivered pursuant to Section 5.3, with respect to (i) Loans, Swing Loans and Canadian Swing Loans maintained as Base Rate Loans a rate equal to 0.0% per annum and (ii) Loans maintained as Eurodollar Rate Loans, a rate equal to 1.25% per annum and (b) thereafter, as of each date of determination (and until the next such date of determination), a per annum percentage equal to the per annum percentage set forth below in the applicable column opposite the level corresponding to the average Adjusted Availability for the most recently ended Fiscal Quarter:

LEVEL	AVERAGE ADJUSTED AVAILABILITY	BASE RATE LOANS	EURODOLLAR RATE LOANS	UNUSED COMMITMENT FEE
		REVOLVING LOANS, SWING LOANS AND CANADIAN SWING LOANS	REVOLVING LOANS
I	Greater than $50,000,000	0%	1.00%	0.20%
II	Less than or equal to $50,000,000 and or greater than $35,000,000	0%	1.25%	0.20%
III	Less than or equal to $35,000,000 and or greater than $25,000,000	0%	1.50%	0.20%
IV	Less than or equal to $25,000,000	0%	1.75%	0.20%

Each date of determination for the “Applicable Margin” shall be the date that is 5 Business Days after delivery by the Borrower to the Administrative Agent of a new Compliance Certificate with respect to each Fiscal Quarter pursuant to Section 5.3. Notwithstanding anything to the contrary set forth in this Agreement, the Applicable Margin shall equal the percentage set forth in the appropriate column opposite Level IV in the table above, effective immediately upon failure to deliver a Compliance Certificate pursuant to Section 5.3 until the date immediately following the date on which the Compliance Certificate is delivered.

“Appraised Value” means the fair market value as determined by an appraisal report conforming to the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, in form and substance and from independent appraisers satisfactory to the Administrative Agent in its Permitted Discretion.

“Approved Customs Broker” means a customs broker selected by the Borrowers acceptable to the Administrative Agent in its Permitted Discretion (and which may be affiliated with one of the Lenders, the Administrative Agent or the Canadian Agent) to perform port of entry services, to accept and process inventory imported by a U.S. Borrower and who has executed and delivered a customs broker agreement in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, duly executed and delivered to the Administrative Agent by a Customs Broker and the applicable Borrower.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Approved Inventory Servicer” means RGIS Inventory Specialists, Western Inventory Service, Washington Inventory Service and any other third parties acceptable to the Administrative Agent in its Permitted Discretion (and which may be affiliated with one of the Lenders).

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any prospective assignee thereof and accepted by the Administrative Agent, in substantially the form of Exhibit A.

“Availability” means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount as determined by the Administrative Agent at any time, in its Permitted Discretion equal to (a) the lesser of (i) the sum of the Maximum Revolver Amount and the Maximum Canadian Revolver Amount and (ii) the Aggregate Borrowing Base, minus (b) the sum of the U.S. Revolving Credit Outstandings and the Canadian Revolving Credit Outstandings (in each case, determined after giving effect to all sublimits and Reserves then applicable hereunder).

“Bailee Acknowledgment” means a record in form and substance satisfactory to the Administrative Agent authenticated by any bailee, warehouseman or other third party in possession of any inventory acknowledging that it holds possession of the applicable inventory for the benefit of the Administrative Agent, on behalf of the Secured Parties.

“Bankruptcy Code” means title 11 of the United States Bankruptcy Code, as in effect from time to time.

“Base Rate” means, at any time, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) and (b) the sum of 0.5% per annum and the Federal Funds Rate.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Bombay Canada” means The Bombay Furniture Company of Canada Inc., a corporation continued under the laws of the Province of Ontario.

“Bombay Office Complex” Real Property located in Tarrant County, Texas with the legal description known as Lot 1, Block A, Bombay Addition to the City of Fort Worth, Tarrant County, Texas, according to plat recorded in Cabinet A, Page 10625, Plat Records of Tarrant County Texas, the office buildings and improvements thereon, the fixtures thereon and the related equipment.

“Books” means all of each Group Member’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of each Group Member’s Records relating to its or their business operations or financial condition, and all of each Group Member’s goods or general intangibles related to such information).

“Borrower” has the meaning specified in the preamble.

“Borrowing” means a borrowing consisting of Loans (other than Swing Loans and Loans deemed made pursuant to Section 2.3 or 2.4) made in one Facility on the same day by the Lenders according to their respective Commitments under such Facility.

“Borrowing Base” means as the context may require, the U.S. Borrowing Base, and/or the Canadian Borrowing Base.

“Borrowing Base Certificate” means a certificate in the form of Exhibit I, with respect to the Aggregate Borrowing Base and as such form may be revised from time to time by the Administrative Agent.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City, New York, the State of Texas or, in respect of any Canadian Revolving Loan or Canadian Swing Loan, Toronto, Canada, and, when determined in connection with notices and determinations in respect of any Eurodollar Rate or Eurodollar Rate Loan or any funding, conversion, continuation, Interest Period or payment of any Eurodollar Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Canadian Agent” means GE Canada, solely in its capacity as agent for the Canadian Lenders hereunder and any other holders of Obligations related to the Canadian Revolving Loans and the Canadian Swing Loans and any successor thereto.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which Bombay Canada has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Borrowing Base” means, with respect to Bombay Canada, as of any date of determination, an amount equal to:

(a)  92.5% of the Net Retail Liquidation Value of Eligible Inventory owned by Bombay Canada; provided, however, that  during the Seasonal Period, the advance rate shall be of 97.5% of the Net Retail Liquidation Value of Eligible Inventory owned by Bombay Canada, plus,

(b)  90.0% of the face amount of Eligible Accounts of Bombay Canada, plus,

(c)  90.0% of the face amount of Eligible Credit Card Receivables of Bombay Canada, minus,

(d)  the aggregate of such Reserves as may have been established by the Administrative Agent.

“Canadian Eligible In-Transit Inventory” means inventory of Bombay Canada that does not qualify as Eligible Inventory under clause (b) of the definition of Eligible Inventory solely because it is not at a location in Canada set forth on Schedule 4(b) of the Perfection Certificate or in transit among such locations in Canada and that meets the following criteria, which criteria may be revised by the Administrative Agent in its Permitted Discretion from time to time after the Closing Date:

(a) the inventory was the subject of a Qualified Import Letter of Credit, or was paid for in full by Bombay Canada;

(b) such inventory currently is in transit (whether by vessel, air, or land) to a location set forth on Schedule 4(b) of the Perfection Certificate in Canada that is the subject of a Bailee Acknowledgment or a Collateral Access Agreement;

(c) title to such inventory has passed to Bombay Canada;

(d) such inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to the Administrative Agent in its Permitted Discretion;

(e) Bombay Canada has provided a certificate to the Canadian Agent that certifies that, to the best knowledge of Bombay Canada, such inventory meets all of Bombay Canada’s representations and warranties contained in the Loan Documents concerning Eligible Inventory, that Bombay Canada know of no reason why such inventory would not be accepted by Bombay Canada when it arrives in Canada, and that the shipment as evidenced by the documents conforms to the related order documents; and

(f) if subject to a Qualified Import Letter of Credit, the Underlying Letter of Credit has been drawn upon and the Underlying Issuer has honored such drawing and the Administrative Agent has honored its obligations to the Underlying Issuer under the applicable Qualified Import Letter of Credit.

“Canadian Lender” means each Lender which (a) is incorporated and operating under the laws of Canada or a province thereof or which is an authorized foreign bank within the meaning of Part I, section 2 of the Bank Act (Canada) and amounts paid or credited to or by it under this Agreement and the other Loan Documents are in respect of its Canadian banking business, and (b) has a Canadian Revolving Credit Commitment holds Canadian Revolving Loans or participates in any Canadian Swing Loan.

“Canadian Non-Funding Lender” has the meaning specified in Section 2.2B(c).

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by Bombay Canada for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Priority Payables” means, at any time with respect to Bombay Canada:

(a) the amount past due and owing by Bombay Canada, or the accrued amount for which Bombay Canada has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations; (ii) unemployment insurance; (iii) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (iv) workers’ compensation; (v) vacation pay; and (vi) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, lien, trust or other claim ranking or capable of ranking prior to or pari passu with one or more of the Liens granted in the Loan Documents; and

(b) the amount equal to the percentage applicable to inventory in the calculation of the Canadian Borrowing Base multiplied by the aggregate value of the Eligible Inventory which the Administrative Agent, in good faith, considers is or may be subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction, in each case, where such supplier’s right ranks or is capable of ranking prior to or pari passu with one or more of the Liens granted in the Loan Documents.

“Canadian Revolving Credit Commitment” means, with respect to each Canadian Lender, the commitment of such Canadian Lender to make Canadian Revolving Loans and acquire interests in other Canadian Revolving Credit Outstandings, which commitment is in the amount set forth opposite such Canadian Lender’s name on Schedule I under the caption “Canadian Revolving Credit Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Canadian Revolving Credit Commitments on the date hereof equals $18,000,000.

“Canadian Revolving Credit Facility” means the Canadian Revolving Credit Commitments and the provisions herein related to the Canadian Revolving Loans and Canadian Swing Loans.

“Canadian Revolving Credit Outstandings” means, at any time, the sum of, in each case to the extent outstanding at such time, the aggregate principal amount of the Canadian Revolving Loans and Canadian Swing Loans.

“Canadian Revolving Loan” has the meaning specified in Section 2.1B.

“Canadian Security Documents” means each of the various Canadian security agreements by and among Bombay Canada and the Canadian Agent, and any and all acknowledgments of security, or similar agreements made in favor of the Canadian Agent by Bombay Canada, and any agreement delivered on or after the Closing Date (including by way of supplement to the foregoing) by any Person granting a Lien on the assets of such Person to secure all or any part of the Obligations of, or any bond issued by, Bombay Canada to the Canadian Agent, including, without limitation, any security granted by Bombay Canada pursuant to the laws of the Province of Quebec, in each case as amended, supplemented or modified from time to time in accordance with its terms.

“Canadian Swing Loan” has the meaning specified in Section 2.3B(a).

“Canadian Swingline Commitment” means $2,000,000.

“Canadian Swingline Lender” means, each in its capacity as Canadian Swingline Lender hereunder, GE Canada or, upon the resignation of GE Canada as Canadian Agent hereunder, any Canadian Lender (or Affiliate or Approved Fund of any Canadian Lender) that agrees, with the approval of the Canadian Agent (or, if there is no such successor Canadian Agent, the Required Lenders) and the Parent, to act as the Canadian Swingline Lender hereunder.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account” means a deposit account or securities account in the name of the Borrowers and under the sole control (as defined in the applicable UCC) of the Administrative Agent and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

“Cash Dominion Event” means (a) the occurrence and continuance of any Event of Default, or (b) the period commencing with each failure by the Borrowers to maintain Adjusted Availability in an amount of less than (i) ten percent (10%) of the Aggregate Borrowing Base for a period of 5 consecutive Business Days or (ii) five percent (5%) of the Aggregate Borrowing Base at any time and, in each case, ending with the occurrence of a Cash Dominion Reversion; provided, however that (y) no more than 2 Cash Dominion Reversions may occur in any 12 month period and (z) if an additional Cash Dominion Event occurs during such 12 month period, no further Cash Dominion Reversions may occur through and including the Scheduled Maturity Date.

“Cash Dominion Reversion” means that the Borrowers shall have maintained Adjusted Availability in an amount of not less than fifteen percent (15%) of the Aggregate Borrowing Base for a period of 30 consecutive Business Days as evidenced by a Compliance Certificate delivered to the Administrative Agent; provided, however that (a) no more than 2 Cash Dominion Reversions may occur in any 12 month period and (b) if an additional Cash Dominion Event occurs during such 12 month period, no further Cash Dominion Reversions may occur through and including the Scheduled Maturity Date.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-2 or P-2, or better, from S&P or Moody’s, (d) commercial notes and bonds, or variable rate demand notes issued by any commercial institution with a rating of not less than A, as determined by S&P or Moody’s, (e) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation, (f) Eurodollar deposits, and (g) money market or other mutual funds substantially all of whose assets comprise securities of the types described in preceding clauses (a)-(f) above.

“Cash Management Bank” has the meaning specified in Section 6.18(a).

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the United States Securities and Exchange Act of 1934, as amended), becomes the beneficial owner (as defined in Rule 13d-3 under such Exchange Act), directly or indirectly, of 50%, or more, of the Voting Stock of Parent, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Collateral Access Agreement” means a waiver or consent in form and substance satisfactory to the Administrative Agent executed by any lessor of Real Property leased by a Borrower (exclusive of retail store locations) or any other Person having a Lien upon, or having rights or interests in the inventory pledged hereunder or a Bailee Acknowledgment.

“Collections” means all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Borrowers.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Concentration Account” means an account designated as such on Schedule 8 of the Perfection Certificate.

“Continuing Director” means (a) any member of the Board of Directors who was a director of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the then Continuing Directors.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract (except for accounts designated as “Store Accounts” on Schedule 8 of the Perfection Certificate), an agreement, in form and substance satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 6.11 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person (other than Parent) authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

“Cost” means the calculated cost of purchases, as determined from invoices received by a Borrower, such Borrower’s purchase journal or stock ledger, based upon such Borrower’s accounting practices known to the Administrative Agent, which practices are in effect on the date on which this Agreement was executed or subsequently adopted with the written approval of the Administrative Agent. “Cost” does not include the value of any capitalized costs unrelated to the acquisitions of inventory used in the Borrowers’ calculation of cost of goods sold, but may include other charges used in such Borrower’s determination of cost of goods sold and bringing goods to market, all within the Administrative Agent’s Permitted Discretion and in accordance with GAAP.

“Credit Card Agreements” means those certain credit card receipts agreements, each in form and substance reasonably satisfactory to the Administrative Agent and each of which is among the Administrative Agent, the applicable Borrower and the applicable Credit Card Processors.

“Credit Card Issuer” means collectively (a) MasterCard or Visa bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International, American Express, Discover, and Diners Club (or their respective successors), and (b) private label credit cards of the Borrowers; provided, however, Accounts due from private label credit card issuers shall not be included in Eligible Credit Card Receivables unless and until (i) the Administrative Agent has completed a review of such Accounts, including, without limitation, any agreements between a Borrower and a private label credit card provider, the results of which shall be satisfactory to the Administrative Agent in its reasonable discretion, and (ii) the Administrative Agent has notified the Parent of its consent to such inclusion and to the amount of any Reserves which shall be taken in connection with such inclusion. Accordingly, the Borrowers acknowledge and agree that Accounts due from private label credit card issuers shall not be included in the calculation of the U.S. Borrowing Base or the Canadian Borrowing Base on the Closing Date.

“Credit Card Processor” means any Person that acts as a credit card clearinghouse or processor with respect to any sales transactions involving credit card purchases by customers using credit cards issued by any Credit Card Issuer.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Facilities and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by any Borrower in the ordinary course of its business.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Accounts” means those Accounts created by Wholesale in the ordinary course of its business in connection with or that arise out of its sale of goods on a whole-sale basis, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 60 days of original invoice date or Accounts with selling terms of more than 60 days;

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

(c) Accounts with respect to which the Account Debtor is an Affiliate of a U.S. Borrower or an employee or agent of a U.S. Borrower or any Affiliate of a U.S. Borrower;

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

(e) Accounts that are not payable in Dollars;

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent;

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Wholesale has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States;

(h) Accounts with respect to which the Account Debtor is a creditor of Wholesale, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute;

(i) Accounts with respect to an Account Debtor whose total obligations owing to Wholesale exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Wholesale has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;

(l) Accounts that are not subject to a valid and perfected first priority Lien in favor of the Administrative Agent;

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor; or

(n) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the Wholesale of the subject contract for goods or services.

Notwithstanding the foregoing, that portion of the U.S. Borrowing Base attributable to Eligible Accounts shall not exceed $5,000,000 at any time. In addition, Eligible Accounts shall not be included in the calculation of the U.S. Borrowing Base, unless and until (i) the Administrative Agent has completed a review of such Accounts, the results of which shall be satisfactory to the Administrative Agent in its reasonable discretion, and (ii) the Administrative Agent has notified U.S. Borrower in writing of its consent to such inclusion and to the amount of any Reserves which shall be taken in connection with such inclusion. Accordingly, U.S. Borrowers acknowledge and agree that Eligible Accounts shall not be included in the calculation of the U.S. Borrowing Base on the Closing Date.

“Eligible Credit Card Receivables” means Accounts (other than Eligible Accounts) due to a Borrower on a non recourse basis from a Credit Card Issuer or Credit Card Processor arising in the ordinary course of business and net of such Credit Card Issuer’s or Credit Card Processor’s expenses and chargebacks, which have been earned by performance and are not deemed by the Administrative Agent, in its Permitted Discretion, to be ineligible for inclusion in the calculation of the Borrowing Base by virtue of one or more of the excluding criteria set forth below. Unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts that have been outstanding for more than 5 Business Days from the date of sale;

(b) Accounts with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Administrative Agent, for its benefit and the ratable benefit of the relevant Lenders, pursuant to the Loan Documents);

(c) Accounts that are not subject to a first priority security interest in favor of the Administrative Agent, for the benefit of itself and Lenders;

(d) Accounts which are disputed, subject to recourse against a Borrower, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback); or

(e) Accounts, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition.

“Eligible Inventory” means (a) Eligible In-Transit Inventory, and (b) inventory of the relevant Borrower consisting of finished goods held for sale in the ordinary course of such Borrowers’ business located at one of such Borrower’s business locations set forth on Schedule 4(b) of the Perfection Certificate (or in-transit between any such locations), that complies with each of the representations and warranties respecting Eligible Inventory made by such Borrower in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below, which criteria may be fixed and revised from time to time by the Administrative Agent in its Permitted Discretion to address the results of any audit or appraisal performed by the Administrative Agent from time to time after the Closing Date. In determining the value of Eligible Inventory, inventory shall be valued at the lower of Cost or market on a basis consistent with the Borrower’s accounting practices.

An item of inventory (that is not Eligible In-Transit Inventory) shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid and marketable title thereto (including inventory acquired on consignment);

(b) (i) in the case of the U.S. Borrowers, it is not located at one of the locations in the United States set forth on Schedule 4(b) of the Perfection Certificate or in transit from one such location to another such location, as such locations are updated by the U.S. Borrowers from time to time by written notice to the Administrative Agent, and (ii) in the case of Bombay Canada, it is not located at one of the locations in Canada set forth on Schedule 4(b) of the Perfection Certificate or in transit from one such location to another such location, as such locations are updated by Bombay Canada from time to time by written notice to the Administrative Agent;

(c) except with respect to inventory described in clause (b) of Section 6.5, it is located at a warehouse, distribution center or other real property (other than a retail store location) leased by a Borrower or in a fulfillment center or contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, fulfillment services provider or other applicable third party;

(d) it is located in a contract warehouse or is otherwise stored with a bailee, warehouseman or similar third party unless it is subject to a Bailee Acknowledgment executed by the bailee, warehouseman, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(e) it is not subject to a valid and perfected first priority security the Administrative Agent’s Lien;

(f) it consists of goods returned or rejected by a Borrower’s customers unless such goods are repackaged and saleable in the ordinary course of such Borrower’s business; or

(g) other than saleable clearance goods arising in the ordinary course of business consistent with past practice, consists of goods that are obsolete or slow moving (for example, more than 18 months old), custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s business, bill and hold goods, defective goods, and “seconds,” or inventory acquired on consignment.

“Eligible In-Transit Inventory” means collectively, Canadian Eligible In-Transit Inventory and U.S. Eligible In-Transit Inventory. Notwithstanding the foregoing, that portion of the Aggregate Borrowing Base attributable to Eligible In-Transit Inventory shall not exceed twenty percent (20%) of the Aggregate Borrowing Base at any time.

“Eligible Real Property” means the Real Property consisting of the Bombay Office Complex and which is subject to the Mortgage and a Lien in favor of the Administrative Agent for the benefit of the relevant Secured Parties and upon which no other Liens exist, other than Permitted Liens.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication, each, by or from any Governmental Authority, or any third party involving (x) violations of Environmental Laws or (y) releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrowers, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC §1251 et seq. the Toxic Substances Control Act, 15 USC §2601 et seq. the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is under common control, or treated as a single employer, with a Borrower under §414 of the Code.

“ERISA Reportable Event” means a reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m. (London time) on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen) at such time, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion.

“Eurodollar Rate” means, with respect to any Interest Period and for any Eurodollar Rate Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Rate Loan to (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Rate Loan.

“Eurodollar Rate Loan” means any Loan that bears interest based on the Eurodollar Rate.

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect 2 Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Event of Default” has the meaning specified in Section 8.1.

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Person.

“Existing Agent” means Wells Fargo Retail Finance, LLC, in its capacity as administrative agent under the Existing Credit Agreement.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 29, 2004, as amended, among the Borrower, the institutions party thereto as lenders and issuers and the Existing Agent.

“Facilities” means the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letter” means the letter agreement, dated as of September 14, 2006, addressed to the Parent from the Administrative Agent and accepted by the Parent, with respect to certain fees to be paid from time to time to the Administrative Agent and its Related Persons.

“FEIN” means Federal Employer Identification Number.

“Financial Statement” means each financial statement delivered pursuant to Sections 4.10 and 5.3.

“Fiscal Period” means one of three fiscal periods in a Fiscal Quarter, the first of such periods comprised of four weeks, the second of such periods comprised of five weeks, and the third of such periods comprised of four weeks, with each of the weeks in a Fiscal Quarter ending on the close of business on a Saturday (except that the last fiscal period in the last Fiscal Quarter of a 53 week year shall be five weeks). There are twelve Fiscal Periods in a Fiscal Year.

“Fiscal Quarter” means one of four thirteen or fourteen week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on the Saturday of the last week in such quarter.

“Fiscal Year” means the fifty-two or fifty-three week period ending on the Saturday closest to the last day of January of any calendar year.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Sections 4.10 and 5.3.

“GE Canada” has the meaning specified in the preamble.

“GE Capital” has the meaning specified in the preamble.

“Governmental Authority” means any nation, sovereign or government, any state, province or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governing Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Group Members” means, collectively, any Borrower and its Subsidiaries.

“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guarantor” means each Wholly Owned Subsidiary of the Borrower party to the Guaranty and Security Agreement and each other Person that enters into any Guaranty Obligation with respect to any Obligation of any Loan Party; provided, that an Excluded Foreign Subsidiary shall not guaranty the Obligations of the U.S. Borrowers.

“Guaranty and Security Agreement” means a guaranty and security agreement, in substantially the form of Exhibit H, among the Administrative Agent, the U.S. Borrowers and other Guarantors from time to time party thereto.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Indebtedness” means, as to any Person means, without duplication: (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (f) all obligations owing under Hedging Agreements or similar agreements, (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money, or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Stock issued by such Person or any rights measured by the value of such Stock, (i) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, (j) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (i) above, and (k) every obligation of such Person under any Synthetic Lease.

“Indemnified Matter” has the meaning specified in Section 10.4.

“Indemnitee” has the meaning specified in Section 10.4.

“Initial Projections” means those financial projections, dated August 24, 2006 covering the Fiscal Years ending in January 2007 and January 2008 and delivered to the Administrative Agent by the Borrower prior to the date hereof.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally or with creditors, or proceedings seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, or other similar relief.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 7 days or 1, 2, 3 or 6 months thereafter, as selected by the Borrower pursuant hereto; provided, however, that (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (c) the Borrower may not select any Interest Period for Eurodollar Rate Loans ending after the Scheduled Maturity Date, (d) the Borrower may not select any Interest Period in respect of Eurodollar Rate Loans having an aggregate principal amount of less than $1,000,000 and (e) there shall be outstanding at any one time no more than 10 Interest Periods.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Inventory Reserves” means such reserves as may be established from time to time by Administrative Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) (a) reserves based on obsolescence or inventory shrinkage, (b) the estimated reclamation claims of unpaid sellers of inventory sold to a Borrower, (c) change in inventory character, composition or mix, (d) imbalance of inventory, retail markdowns or markups inconsistent with prior period practice and performance, current business plans, or advertising calendar and planned advertising events, (e) the change in the Net Retail Liquidation Value of the inventory, or (f) as reasonably required by the Administrative Agent to protect Collateral value based upon changes to the ordinary course of business of the Borrowers.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“ITA” means the Income Tax Act (Canada).

“L/C Cash Collateral Account” means any Cash Collateral Account (a) specifically designated as such by the Borrower in a notice to the Administrative Agent and (b) from and after the effectiveness of such notice, not containing any funds other than those required under the Loan Documents to be placed therein.

“L/C Issuer” means (a) GE Capital or any of its Affiliates and (b) each Person that hereafter becomes an L/C Issuer with the approval of, and pursuant to an agreement with and in form and substance satisfactory to, the Administrative Agent and the Borrower, in each case in their capacity as L/C Issuers hereunder and together with their successors.

“L/C Obligations” means, for any Letter of Credit at any time, the sum of, each expressed in Dollars, (a) the L/C Reimbursement Obligations at such time for such Letter of Credit and (b) the aggregate maximum undrawn face amount of such Letter of Credit outstanding at such time.

“L/C Reimbursement Agreement” has the meaning specified in Section 2.4(a).

“L/C Reimbursement Date” has the meaning specified in Section 2.4(e).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit in Dollars or other applicable currency.

“L/C Request” has the meaning specified in Section 2.4(b).

“L/C Sublimit” means $75,000,000.

“L/C Undertaking” means the L/C Issuer’s commitment to issue Letters of Credit for the account of U.S. Borrowers under Section 2.4(a) or to acquire participations under Section 2.4(c).

“Lender” means, collectively, the Swingline Lender, the Canadian Swingline Lender and any other financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Lender Group” means, individually and collectively, each Lender, the Canadian Agent and the Administrative Agent.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Account” means the account identified in Section 2.13.

“Loan Documents” means, collectively, this Agreement, any Notes, the Guaranty and Security Agreement, the Mortgages, the Control Agreements, the Canadian Security Documents, the Fee Letter, the L/C Reimbursement Agreements, any Perfection Certificates and, when executed, each document executed by a Loan Party and delivered to the Administrative Agent, any Lender or any L/C Issuer in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” means each Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of the Group Members taken as a whole, (b) a material impairment of a Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Secured Parties ability to enforce the Obligations or realize upon the Collateral or (c) a material impairment of the validity, enforceability, attachment, perfection or priority of Agents’ Liens with respect to the Collateral.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $7,000,000 in the aggregate.

“Maximum Canadian Revolver Amount” means the aggregate amount of all Canadian Revolving Loans and Canadian Swing Loans that may be borrowed by or made to Bombay Canada under this Agreement; provided, however, that the Maximum Canadian Revolver Amount shall in no event exceed $18,000,000.

“Maximum Revolver Amount” means the aggregate amount of all Loans that may be borrowed by or made to, and Letters of Credit that may be issued for the account of, any Borrower under this Agreement; provided, however, that the Maximum Revolver Amount shall in no event exceed $125,000,000.

“Minimum Availability Amount” means, as of any date of determination, 7.5% of the Aggregate Borrowing Base.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a Lien over Eligible Real Property in favor of the Administrative Agent as security for the Obligations.

“Mortgage Supporting Documents” means, with respect to any Mortgage, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to a date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid Lien on the Eligible Real Property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to such Permitted Liens.

“Multiemployer Plan” means any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate.

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

“Net Liquidation Percentage” means, at any date of determination, the percentage of the Cost value of the Borrowers’ Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, net of liquidation expenses, such percentage to be as determined from time to time by the Administrative Agent, in its Permitted Discretion, or by a qualified appraisal company selected by the Administrative Agent.

“Net Retail Liquidation Value” means, at any date of determination, the result (expressed in Dollars) of the Net Liquidation Percentage times the Cost value of Eligible Inventory as of such date.

“Non-Funding Lender” means a U.S. Non-Funding Lender and/or a Canadian Non-Funding Lender, as the case may be.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to the order of a Lender in any Facility in a principal amount equal to the amount of such Lender’s Commitment under such Facility.

“Notice of Borrowing” has the meaning specified in Section 2.2.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.10.

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Administrative Agent, the Canadian Agent, any Lender, any L/C Issuer, any other Indemnitee, any participant, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is the Borrower, all Loans and L/C Obligations, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document (including those payable to L/C Issuers as described in Section 2.11).

“Overadvances” has the meaning specified in Section 2.1A(c).

“Parent” has the meaning specified in the preamble.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PBGC” means the Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

“Perfection Certificate” means, collectively, (a) the Perfection Certificate submitted by Parent to the Administrative Agent with respect to each Group Member, together with the U.S. Borrowers’ completed responses to the inquiries set forth therein, and (b) the Perfection Certificate submitted by Bombay Canada to the Administrative Agent with respect to Bombay Canada, together with Bombay Canada’s completed responses to the inquiries set forth therein, the form and substance of each such responses to be satisfactory to the Administrative Agent, in each case, together with any amendments, modifications or supplements thereto.

“Permitted Acquisition” means acquisitions of all or substantially all of the assets of a Person in or of any division or business line of a Person or Stock of a Person; provided, (a) the Administrative Agent shall receive at least 3 Business Days prior written notice of such acquisition, which notice shall include a reasonably detailed description of such acquisition, (b) such assets are located in the United States or Canada (except that such location requirement shall not apply to acquisitions of assets or stores from a licensee or franchisee of any Group Member) and are those assets of a business that would comply with Section 6.2(d), and which business would not subject any Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any Loan Documents, (c) no Default or Event of Default exists prior to or immediately after giving effect to such acquisition, (d) the Administrative Agent is granted a valid first priority perfected Lien in the assets so acquired to the extent and in the manner contemplated by the Loan Documents (subject to any Permitted Liens) and the applicable Group Member shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all Liens with respect to the assets so acquired, other than Permitted Liens, have been discharged in full, (e) the seller of such assets or Stock is not an Affiliate of any Group Member, (f) the terms of such acquisition are on an arms length basis, (g) Section 6.11 is complied with at the time of consummation of such acquisition (or concurrently therewith), (h) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition, (i) the applicable Group Member shall have delivered to Administrative Agent evidence satisfactory to the Administrative Agent that such Group Member has completed such acquisition in accordance with the terms of the contracts and agreements entered into by such Person in connection with such acquisition, and (ii) certified copies of all such documents shall have been delivered to the Administrative Agent, (i) no additional Indebtedness, contingent obligations or other liabilities shall be incurred assumed or otherwise be reflected on a consolidated balance sheet of the Borrowers after giving effect to such acquisition, except, (i) Loans made or Letters of Credit issued hereunder, (ii) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Borrowers and (iii) Indebtedness otherwise permitted under Section 7.1, and (j) after giving effect to any such acquisition, Availability shall not be less than $25,000,000 and the Parent shall have delivered to the Administrative Agent a Compliance Certificate and Projections demonstrating that the Borrowers shall have Availability of at least $25,000,000 at all times for the 2 Fiscal Quarters immediately succeeding such acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions by any Group Member of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales by any Group Member of inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by any Group Member in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by any Group Member, on a non-exclusive basis, of Intellectual Property in the ordinary course of business, (e) a disposition between the Borrowers, (f) the surrender or waiver of contract rights or the disposition, settlement, release or surrender of contract, tort or other claims of any kind in the ordinary course of business, (g) any disposition of defaulted receivables that arose in the ordinary course of business for collection, (h) the entering into of real property leases in respect of any portion of the Bombay Office Complex in the ordinary course of business and (i) the sale of the Eligible Real Property, so long as the Net Cash Proceeds are applied in accordance with Section 2.8(a).

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to a Group Member as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Group Member, (e) (i) Investments in a Borrower, (ii) Investments in a Subsidiary of a Borrower, and (iii) to the extent otherwise permitted hereunder, Investments in any Person who, simultaneously with such Investment, becomes a Subsidiary of Parent and complies with Section 6.11 hereof; provided, however, that after giving effect to any such Permitted Investments pursuant to clauses (e) (ii) and (iii) above, Availability shall not be less than $25,000,000 and the Parent shall have delivered to the Administrative Agent a Compliance Certificate and Projections demonstrating that Borrowers shall have Availability of at least $25,000,000 at all times for the 2 Fiscal Quarters immediately succeeding such Permitted Investments, (f) Investments in The Bombay Furniture Company, Inc. in an amount not to exceed $5,000,000 in any Fiscal Year; (g) Investments the net aggregate book value of which does not at any time exceed the amount of $1,000,000 and (h) so long as the U.S. Revolving Credit Outstandings and Canadian Revolving Credit Outstandings are equal to $0, investments in (i) commercial notes and bonds or variable rate demand notes, issued by any commercial institution with a rating of not less than A, as determined by S&P or Moody’s, (ii) Eurodollar deposits, and (iii) money market or other mutual funds substantially all of whose assets comprise securities of the types described in the definition of “Cash Equivalents” or clause (h) hereof; provided, that notwithstanding the foregoing, no such Investments shall be permitted (i) after the occurrence of a Default or Event of Default, and (ii) unless such Investments are pledged to the Administrative Agent as additional Collateral for the Obligations pursuant to such agreements as may be required by the Administrative Agent in its Permitted Discretion.

“Permitted Liens” means (a) Liens held by the Administrative Agent or Canadian Agent for the benefit of the Administrative Agent, the Canadian Agent and Lenders, as applicable (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule 7.2, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law including those in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of the Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, minor encroachments, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (m) Liens resulting from the filing of precautionary UCC financing statements, PPSA registration statements or registrations in Quebec, Canada relating to operating leases of any Loan Party which are entered into in the ordinary course of business and which are limited solely to the assets subject thereto, and (n) Liens securing Permitted Office Building Indebtedness so long as such Lien attaches only to the Bombay Office Complex and the proceeds thereof (including insurance proceeds) and Liens on money placed in an escrow account in connection with sale leaseback transactions permitted by Section 7.5.

“Permitted Office Building Indebtedness” means, following the release of the Eligible Real Property in accordance with Section 6.19, Indebtedness incurred by a U.S. Borrower or any of its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed 90% of the appraised value (based upon an independent third-party appraisal) of the portion of the Bombay Office Complex securing such Indebtedness on terms reasonably acceptable to the Administrative Agent.

“Permitted Protest” means the right of Parent or any of its Subsidiaries, as applicable, to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or any of its Subsidiaries, as applicable, in good faith, and (c) the Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, perfection or priority of any of the Administrative Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $2,000,000. In no event shall Permitted Purchase Money Indebtedness include Indebtedness incurred for the purpose of financing all or any part of the acquisition Cost of any inventory.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“PPSA” means the Personal Property Security Act (Ontario), or, where the context requires, the legislation of other provinces or territories in Canada relating to security in personal property generally, including Accounts and inventory, as adopted by and in effect from time to time in such provinces or territories in Canada, as applicable.

“Projections” means, collectively, the Initial Projections and any document delivered pursuant to Section 5.3(c).

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Pro Rata Outstandings”, of any Lender at any time, means the sum of (i) the outstanding principal amount of Revolving Loans owing to such Lender and (ii) the amount of the participation of such Lender in the L/C Obligations outstanding with respect to all Letters of Credit.

“Pro Rata Share” means, with respect to any Lender and any Facility or Facilities at any time, the percentage obtained by dividing (a) the sum of the Commitments (or, if such Commitments in any such Facility are terminated, the Pro Rata Outstandings therein) of such Lender then in effect under such Facilities by (b) the sum of the Commitments (or, if such Commitments in any such Facility are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect under such Facilities; provided, however, that, if there are no Commitments and no Pro Rata Outstandings in any of such Facilities, such Lender’s Pro Rata Share in such Facilities shall be determined based on the Pro Rata Share in such Facilities most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including obligations in respect of Capital Leases), incurred at the time of, or within 20 days after, the acquisition of any fixed assets, including, without limitation, software, for the purpose of financing all or any part of the acquisition cost thereof, together with any refinancings thereof under Section 7.1(c).

“Qualified Import Letter of Credit” means a Letter of Credit that (a) is issued to facilitate the purchase by a U.S. Borrower of Eligible Inventory, (b) is in form and substance acceptable to the Administrative Agent, and (c) is issued to support an Underlying Letter of Credit that only is drawable by the beneficiary thereof by the presentation of, among other documents, a negotiable document of title that (x) is in the name of the Administrative Agent, a U.S. Borrower or an Approved Customs Broker and has not been consigned to any third parties other than to the Administrative Agent, a U.S. Borrower or an Approved Customs Broker (either directly or by means of endorsements), and (y) was issued by the carrier or consolidator respecting the subject inventory.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower or a Subsidiary of any Borrower and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning specified in Section 2.14(b).

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, consultant, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 9.4 or any comparable provision of any Loan Document.

“Related Transactions” means the refinancing of the Existing Credit Agreement and the payment of all related fees, costs and expenses.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC §9601.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the sum of the aggregate Revolving Credit Commitments (or, if such Commitments are terminated, the sum of the amounts of the participations in Swing Loans, the principal amount of unparticipated portions of the Swing Loans and the Pro Rata Outstandings in the Facilities) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means such reserves as the Administrative Agent, from time to time determines in its Permitted Discretion as being appropriate to reflect impediments to the Secured Parties’ ability to realize upon the Collateral, including, without limitation Canadian Priority Payables and Inventory Reserves.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 5.3(h), documents delivered on the Closing Date and documents delivered pursuant to Section 6.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Revolving Credit Commitment” means the U.S. Revolving Credit Commitment and/or the Canadian Revolving Credit Agreement, as the case may be.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 or 8.2 and (c) the date on which the Obligations become due and payable pursuant to Section 8.2.

“Revolving Loan” means the U.S. Revolving Loan and/or the Canadian Revolving Loan, as the case may be.

“S&P” means Standard & Poor’s Rating Services, or its successor.

“Seasonal Period” means the period commencing on September 1 through and including December 15 of each Fiscal Year.

“Scheduled Maturity Date” means the 5th anniversary of the Closing Date.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” means the Lenders, the L/C Issuers, the Administrative Agent, each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a sale and leaseback transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Solvent” means, with respect to any Person (a) as of any date of determination, that, as of such date, (i) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, and (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (b) that, as of the Closing Date, such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Store Accounts” means an account designated as such on Schedule 8 of the Perfection Certificate.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Substitute Lender” has the meaning specified in Section 2.18(b).

“Swingline Commitment” means $15,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as the Administrative Agent hereunder, any U.S. Lender (or Affiliate or Approved Fund of any U.S. Lender) that agrees, with the approval of the Administrative Agent (or, if there is no such successor the Administrative Agent, the Required Lenders) and the Parent, to act as the Swingline Lender hereunder.

“Swingline Request” has the meaning specified in Section 2.3A(b).

“Swing Loan” has the meaning specified in Section 2.3A(a).

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for United States income tax purposes.

“Taxes” has the meaning specified in Section 2.17.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the L/C Issuer for the account of any U.S. Borrowers, and in the case of a proposed Qualified Import Letter of Credit, has agreed, in writing, to hold documents of title as agent for the Administrative Agent.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Unused Commitment Fee” has the meaning specified in Section 2.11.

“U.S. Borrowers” means Borrowers other than Bombay Canada.

“U.S. Borrowing Base” means, as of any date of determination, an amount equal to:

(a) 92.5% of the Net Retail Liquidation Value of Eligible Inventory owned by the U.S. Borrowers; provided, however, that  during the Seasonal Period, the advance rate shall be of 97.5% of the Net Retail Liquidation Value of Eligible Inventory owned by the U.S. Borrowers, plus

(b) 90% of the face amount of Eligible Accounts of the U.S. Borrower, plus

(c) 90% of the face amount of Eligible Credit Card Receivables of the U.S. Borrowers, plus

(d) 75 % of the Appraised Value of Eligible Real Property of the U.S. Borrowers, minus

(e) the aggregate of such Reserves as may have been established by the Administrative Agent.

“U.S. Eligible In-Transit Inventory” means inventory of the U.S. Borrowers that does not qualify as Eligible Inventory under clause (b) of the definition of Eligible Inventory solely because it is not at a location in the United States set forth on Schedule 4(b) of the Perfection Certificate or in transit among such locations in the United States and that meets the following criteria, which criteria may be revised by the Administrative Agent in its Permitted Discretion from time to time after the Closing Date:

(a) the inventory was the subject of a Qualified Import Letter of Credit, or was paid for in full by a U.S. Borrower;

(b) such inventory currently is in transit (whether by vessel, air, or land) to a location set forth on Schedule 4(b) of the Perfection Certificate  in the United States that is the subject of a Bailee Acknowledgment or a Collateral Access Agreement;

(c) title to such inventory has passed to the applicable U.S. Borrower;

(d) such inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to the Administrative Agent in its Permitted Discretion;

(e) the Parent has provided a certificate to the Administrative Agent that certifies that, to the best knowledge of the Borrowers, such inventory meets all of the Borrowers’ representations and warranties contained in the Loan Documents concerning Eligible Inventory, that the Borrowers know of no reason why such inventory would not be accepted by the applicable Borrower when it arrives in the United States, and that the shipment as evidenced by the documents conforms to the related order documents; and

(f) if subject to a Qualified Import Letter of Credit, the Underlying Letter of Credit has been drawn upon and the Underlying Issuer has honored such drawing and the Administrative Agent has honored its obligations to the Underlying Issuer under the applicable Qualified Import Letter of Credit.

“U.S. Lender” means each Lender that has a U.S. Revolving Credit Commitment, holds a U.S. Revolving Loan or participates in any Swing Loan or Letter of Credit.

“U.S. Lender Party” means each of the Administrative Agent, each Lender, each L/C Issuer and each participant, in each case that is a Domestic Person.

“U.S. Non-Funding Lender” has the meaning specified in Section 2.2A(c).

“U.S. Revolving Credit Commitment” means, with respect to each U.S. Lender, the commitment of such Lender to make U.S. Revolving Loans and acquire interests in other U.S. Revolving Credit Outstandings, which commitment is in the amount set forth opposite such U.S. Lender’s name on Schedule I under the caption “U.S. Revolving Credit Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the U.S. Revolving Credit Commitments on the date hereof equals $125,000,000.

“U.S. Revolving Credit Facility” means the U.S. Revolving Credit Commitments and the provisions herein related to the U.S. Revolving Loans, Swing Loans and Letters of Credit.

“U.S. Revolving Credit Outstandings” means, at any time, the sum of, in each case to the extent outstanding at such time, (a) the aggregate principal amount of the U.S. Revolving Loans and Swing Loans and (b) the L/C Obligations for all Letters of Credit.

“U.S. Revolving Loan” has the meaning specified in Section 2.1A(a).

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wholesale” means Bombay International, Inc.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

Section 1.2  UCC Terms. The following terms have the meanings given to them in the applicable UCC: “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary”, “security entitlement” and “supporting obligations”.

Section 1.3  Accounting Terms and Principles.

(a)  GAAP. If any change in any accounting practice is required by GAAP (or any successor of the foregoing) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder or in connection herewith may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and the Borrowers, the Required Lenders and the Administrative Agent agree to such change. All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a consistent basis by the accounting entity to which they refer. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent, all financial statements and reports furnished to any Agent or any Lender hereunder shall be prepared, all financial computations and determinations pursuant hereto shall be made, and all terms of an accounting or financial nature shall be construed, in accordance with GAAP.

(b)  Permitted Acquisitions. Notwithstanding anything to the contrary contained herein, the assets of any Person acquired in a Permitted Acquisition shall not be included in the Borrowing Base unless such Person shall comply with its obligations under Section 6.11, as applicable, and the Administrative Agent shall have received an appraisal and audit in form and substance satisfactory to it.

Section 1.4  Interpretation.

(a)  Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP. The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b)  Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any amendment, restatement, amendment and restatement or other modification of such agreement, (B) any statute shall be to such statute as amended or otherwise modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE II

THE FACILITIES

Section 2.1  Revolving Credit Commitments.

Section 2.1A U.S. Revolver Loans. (a) On the terms and subject to the conditions contained in this Agreement, each U.S. Lender severally, but not jointly, agrees to make loans in Dollars (each a “U.S. Revolving Loan”) to the U.S. Borrowers from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such Loans by such U.S. Lender not to exceed such U.S. Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount, minus the sum of (x) U.S. Revolving Credit Outstandings, (y) Canadian Revolving Credit Outstandings, and (z) the Minimum Availability Amount or (ii) except for Overadvances, the U.S. Borrowing Base less U.S. Revolving Credit Outstandings less the Minimum Availability Amount. Within the limits set forth in the first sentence of this clause (a), amounts of U.S. Revolving Loans repaid may be reborrowed under this Section 2.1A.

(b) Anything to the contrary in this Section 2.1A notwithstanding, the Administrative Agent shall have the right without declaring an Event of Default, to reduce its inventory advance rates or establish Reserves in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the U.S. Borrowing Base, including Reserves with respect to (i) sums that the U.S. Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (ii) amounts as determined by the Administrative Agent in its Permitted Discretion based on noncompliance with the covenants set forth in Articles 6 and 7 (without duplication as to the Canadian Borrowing Base), and (iii) amounts owing by the U.S. Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule 7.2 which is specifically identified thereon as entitled to have priority over the Administrative Agent’s Liens), which Lien or trust, in the Permitted Discretion of the Administrative Agent likely would have a priority superior to the Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(c) Anything in this Agreement to the contrary notwithstanding, in its discretion the Administrative Agent may (or may authorize the Swingline Lender to) or may cause the Canadian Agent or the Canadian Swingline Lender to, but shall have absolutely no obligation to, make Loans to the U.S. Borrowers on behalf of U.S. Lenders or to Bombay Canada on behalf of the Canadian Lenders in amounts that cause the U.S. Revolving Credit Outstandings to exceed the U.S. Borrowing Base less the Minimum Availability Amount or the Canadian Revolving Credit Outstandings to exceed the Canadian Borrowing Base (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided, that (i) no such event or occurrence shall cause or constitute a waiver of the Administrative Agent’s, the Swingline Lender’s, U.S. Lenders’, the Canadian Agent’s or the Canadian Lenders’ right to refuse to make any further Overadvances, Swing Loans, U.S. Revolving Loans, Canadian Revolving Loans or Canadian Swing Loans, or incur any L/C Obligations, as the case may be, at any time that an Overadvance exists, and (ii) no Overadvance shall result in a Default or Event of Default based on the Borrowers’ failure to comply with Section 2.8(b) for so long as the Administrative Agent permits such Overadvance to be outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 3.2 have not been met. All Overadvances shall constitute Base Rate Loans, shall bear interest at the rate set forth in Section 2.9(c) and shall be payable on the earlier of demand or the Revolving Credit Termination Date. The authority of the Administrative Agent to make, or to cause the Canadian Agent, the Swingline Lender or the Canadian Swingline Lender to make, Overadvances is limited to an aggregate amount not to exceed ten percent (10%) of the Aggregate Borrowing Base (exclusive of amounts charged to the Loans for interest, fees or expenses due to the Agents, the Lenders or the L/C Issuer or any Indemnified Person under the terms of this Agreement) and shall not cause the aggregate U.S. Revolving Credit Outstandings and the Canadian Revolving Credit Outstandings to exceed the Maximum Revolver Amount less the Minimum Availability Amount. In the event that the Administrative Agent or Swingline Lender makes an Overadvance to the U.S. Borrowers or the Canadian Agent or the Canadian Swingline Lender makes an Overadvance to Bombay Canada, irrespective of whether the conditions to lending set forth in Section 3.2 have been met, the U.S. Lenders and/or the Canadian Lenders, as the case may be, agree to reimburse the Administrative Agent or the Canadian Agent, as applicable, or to purchase a participation therein, in accordance with such Lender’s Pro Rata Share of the Overadvance as if such Overadvance were a Swing Loan or Canadian Swing Loan.

Section 2.1B Canadian Revolver Loans. (a) On the terms and subject to the conditions contained in this Agreement, each Canadian Lender severally, but not jointly, agrees to make loans in Dollars (each a “Canadian Revolving Loan”) to Bombay Canada from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such Loans by such Canadian Lender not to exceed an amount equal to the lesser of (i) the Maximum Canadian Revolver Amount less Canadian Revolving Credit Outstandings, or (ii) the Canadian Borrowing Base less Canadian Revolving Credit Outstandings or (iii) the Maximum Revolver Amount minus the sum of U.S. Revolving Credit Outstandings, Canadian Revolving Credit Outstandings and the Minimum Availability Amount. Within the limits set forth in the first sentence of this clause (a), amounts of Canadian Revolving Loans repaid may be reborrowed under this Section 2.1B.

(b) Anything to the contrary in this Section 2.1B notwithstanding, the Administrative Agent shall have the right without declaring an Event of Default, to reduce its inventory advance rates or establish Reserves in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Canadian Borrowing Base, including Reserves with respect to (i) sums that Bombay Canada is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (ii) amounts as determined by the Administrative Agent in its Permitted Discretion based on noncompliance with the covenants set forth in Articles 6 and 7 (without duplication as to the U.S. Borrowing Base), and (iii) Canadian Priority Payables, and (iv) amounts owing by Bombay Canada to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule 7.2 which is specifically identified thereon as entitled to have priority over the Administrative Agent’s Liens), which Lien or trust, in the Permitted Discretion of the Administrative Agent likely would have a priority superior to the Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

Section 2.2  Borrowing Procedures

Section 2.2A U.S. Borrowing Procedures.

(a)  Notice From the U.S. Borrower. Each Borrowing of a U.S. Revolving Loan shall be made on notice given by the Parent to the Administrative Agent not later than 1:00 p.m. on (i) the date of the proposed Borrowing if such date is a Business Day (or the next succeeding Business Day if such date is not a Business Day), in the case of a Borrowing of Base Rate Loans and (ii) the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans. Each such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with such a Notice of Borrowing. Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing of Eurodollar Rate Loans shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b)  Notice to Each U.S. Lender. The Administrative Agent shall give to each U.S. Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate. Each U.S. Lender shall, before 2:00 p.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 10.11, such U.S. Lender’s Pro Rata Share of such proposed Borrowing. Upon fulfillment or due waiver (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) on the Closing Date and any time thereafter, of the applicable conditions set forth in Section 3.2, the Administrative Agent shall make such funds available to the U.S. Borrower.

(c)  Non-Funding Lenders. Unless the Administrative Agent shall have received notice from any U.S. Lender prior to the date such U.S. Lender is required to make any payment hereunder with respect to any U.S. Revolving Loan or any participation in any Swing Loan or Letter of Credit that such U.S. Lender will not make such payment (or any portion thereof) available to the Administrative Agent, the Administrative Agent may assume that such U.S. Lender has made such payment available to the Administrative Agent on the date such payment is required to be made in accordance with this Article II and the Administrative Agent may, in reliance upon such assumption, make available to the U.S. Borrower on such date a corresponding amount. The U.S. Borrower agrees to repay to the Administrative Agent on demand such amount (until repaid by such U.S. Lender) with interest thereon for each day from the date such amount is made available to the U.S. Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Obligation that would have been created when the Administrative Agent made available such amount to the U.S. Borrower had such U.S. Lender made a corresponding payment available; provided, however, that such payment shall not relieve such U.S. Lender of any obligation it may have to the U.S. Borrower, the Swingline Lender or any L/C Issuer and any payment by the U.S. Borrower shall be without prejudice to any claim the U.S. Borrower may have against a U.S. Non-Funding Lender (as defined below). In addition, any U.S. Lender that shall not have made available to the Administrative Agent any portion of any payment described above (any such U.S. Lender, a “U.S. Non-Funding Lender”) agrees to pay such amount to the Administrative Agent on demand together with interest thereon, for each day from the date such amount is made available to the U.S. Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first Business Day and thereafter (i) in the case of a payment in respect of a U.S. Revolving Loan, at the interest rate applicable at the time to such U.S. Revolving Loan and (ii) otherwise, at the interest rate applicable to Base Rate Loans under the U.S. Revolving Credit Facility. Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment) or participation. The existence of any U.S. Non-Funding Lender shall not relieve any other U.S. Lender of its obligations under any Loan Document, but no other U.S. Lender shall be responsible for the failure of any U.S. Non-Funding Lender to make any payment required under any Loan Document. If the U.S. Borrower and such U.S. Non-Funding Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the U.S. Borrower the amount of any excess paid by the U.S. Borrower for such period.

(d)  Joint and Several Liability.

(i)  Notwithstanding any provision to the contrary in any Loan Document, all Obligations of the U.S. Borrowers under this Agreement are joint and several Obligations of the U.S. Borrowers in consideration of the financial accommodations to be provided by the Administrative Agent and Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower (including Bombay Canada) and in consideration of the undertakings of the other U.S. Borrowers to accept joint and several liability for the Obligations.

(ii)  Each U.S. Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.S. Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.2(A)(d)), it being the intention of U.S. Borrowers that all the Obligations (including those of Bombay Canada) shall be the joint and several obligations of U.S. Borrowers without preferences or distinction among them.

(iii)  If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other U.S. Borrowers will make such payment with respect to, or perform, such Obligation.

(iv)  The provisions of Sections 2.2 through Section 2.7 of the Guaranty and Security Agreement are hereby incorporated except that Subsidiary Guarantor shall mean U.S. Borrowers which are Subsidiaries of the Parents, Guarantor shall refer to the U.S. Borrowers, Guaranteed Obligations shall refer to the Obligations, and Guaranty shall refer to this Section 2.2(A)(d) mutatis mutandis.

(v)  The provisions of this Section 2.2(A)(d) are made for the benefit of the Secured Parties, and assigns, and may be enforced by it or them from time to time against any or all U.S. Borrowers as often as occasion therefore may arise and without requirement on the part of any such Secured Parties first to marshal any of its or their claims or to exercise any of its or their rights against any of the other U.S. Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.2(A)(d) shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Secured Party upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 2.2(A)(d) will forthwith be reinstated in effect, as though such payment had not been made.

(vi)  Each U.S. Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any Secured Party with respect to any of the Obligations or any collateral security therefore until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Secured Party hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(vii)  Each U.S. Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.3(b)

Section 2.2B Canadian Borrowing Procedures.

(a) Notice From Bombay Canada. Each Borrowing of a Canadian Revolving Loan shall be made on notice given by Bombay Canada to the Canadian Agent, with a copy to the Administrative Agent, not later than 1:00 p.m. on (i) the date of the proposed Borrowing if such date is a Business Day (or the next succeeding Business Day if such date is not a Business Day), in the case of a Borrowing of Base Rate Loans and (ii) the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans. Each such notice may be made in a written Notice of Borrowing duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with such a Notice of Borrowing. Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing of Eurodollar Rate Loans shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b) Notice to Each Canadian Lender. The Canadian Agent shall give to each Canadian Lender prompt notice of the Canadian Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate. Each Canadian Lender shall, before 2:00 p.m. on the date of the proposed Borrowing, make available to the Canadian Agent at its address referred to in Section 10.11, such Canadian Lender’s Pro Rata Share of such proposed Borrowing. Upon fulfillment or due waiver (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) on the Closing Date and any time thereafter, of the applicable conditions set forth in Section 3.2, the Canadian Agent shall make such funds available to the Bombay Canada.

(c) Non-Funding Lenders. Unless the Canadian Agent shall have received notice from any Canadian Lender prior to the date such Canadian Lender is required to make any payment hereunder with respect to any Canadian Revolving Loan or any participation in any Canadian Swing Loan that such Canadian Lender will not make such payment (or any portion thereof) available to the Canadian Agent, the Canadian Agent may assume that such Canadian Lender has made such payment available to the Canadian Agent on the date such payment is required to be made in accordance with this Article II and the Canadian Agent may, in reliance upon such assumption, make available to Bombay Canada on such date a corresponding amount. Bombay Canada agrees to repay to the Canadian Agent on demand such amount (until repaid by such Canadian Lender) with interest thereon for each day from the date such amount is made available to Bombay Canada until the date such amount is repaid to the Canadian Agent, at the interest rate applicable to the Obligation that would have been created when the Canadian Agent made available such amount to Bombay Canada had such Canadian Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Canadian Lender of any obligation it may have to Bombay Canada or the Canadian Swingline Lender. In addition, any Canadian Lender that shall not have made available to the Canadian Agent any portion of any payment described above (any such Canadian Lender, a “Canadian Non-Funding Lender”) agrees to pay such amount to the Canadian Agent on demand together with interest thereon, for each day from the date such amount is made available to Bombay Canada until the date such amount is repaid to the Canadian Agent, at the Federal Funds Rate for the first Business Day and thereafter (i) in the case of a payment in respect of a Canadian Revolving Loan, at the interest rate applicable at the time to such Canadian Revolving Loan and (ii) otherwise, at the interest rate applicable to Base Rate Loans under the Canadian Revolving Credit Facility. Such repayment shall then constitute the funding of the corresponding Canadian Revolving Loan (including any Canadian Revolving Loan deemed to have been made hereunder with such payment) or participation. The existence of any Canadian Non-Funding Lender shall not relieve any other Canadian Lender of its obligations under any Loan Document, but no other Canadian Lender shall be responsible for the failure of any Canadian Non-Funding Lender to make any payment required under any Loan Document.

(d) Separate Obligations of Bombay Canada. Notwithstanding any provision to the contrary in any Loan Document, (i) all Obligations of Bombay Canada under this Agreement and the other Loan Documents are separate and individual Obligations of Bombay Canada from the Obligations of the U.S. Borrowers, (ii) Bombay Canada shall not have any liabilities in respect of U.S. Revolving Loans, Swing Loans or L/C Obligations made by the U.S. Lenders to the U.S. Borrowers or in respect of any other Obligations, including without limitation any indemnity liabilities or liabilities for costs or protective advances, of the U.S. Borrowers to Agent or Lenders arising from or related to U.S. Revolving Loan, Swing Loans or L/C Obligations, and (iii) the assets of Bombay Canada shall not serve at any time, directly or indirectly, as security for the payment and performance of the Obligations of the U.S. Borrowers under the Loan Documents.

Section 2.3  Swing Loans.

Section 2.3A Swing Loans (a) Availability. On the terms and subject to the conditions contained in this Agreement, the Swingline Lender may, in its sole discretion, make loans in Dollars (each a “Swing Loan”) available to the U.S. Borrower under the U.S. Revolving Credit Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (i) to the extent that after giving effect to such Swing Loan, the aggregate U.S. Revolving Credit Outstandings would exceed the lesser of (x) aggregate U.S. Revolving Credit Commitments minus the Minimum Availability Amount and (y) except for Overadvances, the U.S. Borrowing Base minus the Minimum Availability Amount and (ii) in the period commencing on the first Business Day after it receives notice from the Administrative Agent or the Required Lenders that one or more of the conditions precedent contained in Section 3.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (i) the funding date of any Borrowing of U.S. Revolving Loans and (ii) the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) Borrowing Procedures. In order to request a Swing Loan, the U.S. Borrowers shall give to the Administrative Agent a notice to be received not later than 1:00 p.m. on the day of the proposed borrowing, which may be made in a writing substantially in the form of Exhibit D duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such borrowing, with such a Swingline Request. In addition, if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary in Section 2.2A, make a Swing Loan available to the U.S. Borrowers in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. The Administrative Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the U.S. Borrowers by making the proceeds thereof available to the Administrative Agent and, in turn, the Administrative Agent shall make such proceeds available to the U.S. Borrowers on the date set forth in the relevant Swingline Request.

(c ) Refinancing Swing Loans. The Swingline Lender may at any time forward a demand to the Administrative Agent (which the Administrative Agent shall, upon receipt, forward to each U.S. Lender) that each U.S. Lender pay to the Administrative Agent, for the account of the Swingline Lender, such U.S. Lender’s Pro Rata Share of all or a portion of the outstanding Swing Loans. Each U.S. Lender shall pay such Pro Rata Share to the Administrative Agent for the account of the Swingline Lender. Upon receipt by the Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 8.1(e)), such U.S. Lender shall be deemed to have made a U.S. Revolving Loan to the U.S. Borrowers, which, upon receipt of such payment by the Swingline Lender from the Administrative Agent, the U.S. Borrowers shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.1(e), each U.S. Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such U.S. Lender’s Pro Rata Share of such Swing Loan. If any payment made by any U.S. Lender as a result of any such demand is not deemed a U.S. Revolving Loan, such payment shall be deemed a funding by such U.S. Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender as a U.S. Lender of any payment from any U.S. Lender pursuant to this clause (c) with respect to any portion of any Swing Loan, the Swingline Lender shall as a U.S. Lender promptly pay over to such U.S. Lender all payments of principal (to the extent received after such payment by such U.S. Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender as a U.S. Lender with respect to such portion.

(d) Obligation to Fund Absolute. Each U.S. Lender’s obligations pursuant to clause (c) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such U.S. Lender, any Affiliate thereof or any other Person may have against the Swingline Lender as a U.S. Lender, any other Secured Party or any other Person, (B) the failure of any condition precedent set forth in Section 3.2 to be satisfied or the failure of the U.S. Borrowers to deliver any notice set forth in Section 2.2A(a) (each of which requirements the U.S. Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Loan Party.

Section 2.3B Canadian Swing Loans (a) Availability. On the terms and subject to the conditions contained in this Agreement, the Canadian Swingline Lender may, in its sole discretion, make loans in Dollars (each a “Canadian Swing Loan”) available to Bombay Canada under the Canadian Revolving Credit Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding not to exceed its Canadian Swingline Commitment; provided, however, that the Canadian Swingline Lender may not make any Canadian Swing Loan (x) to the extent that after giving effect to such Canadian Swing Loan, the aggregate Canadian Revolving Credit Outstandings would exceed the lesser of (1) the aggregate Canadian Revolving Credit Commitments and (2) the Canadian Borrowing Base and (y) in the period commencing on the first Business Day after it receives notice from the Administrative Agent or the Required Lenders that one or more of the conditions precedent contained in Section 3.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Canadian Swing Loan, the Canadian Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived. Each Canadian Swing Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (i) the funding date of any Borrowing of Canadian Revolving Loans and (ii) the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Canadian Swing Loans repaid may be reborrowed under this clause (a).

(b) Borrowing Procedures. In order to request a Canadian Swing Loan, Bombay Canada shall give to the Canadian Agent a duly completed Swingline Request to be received not later than 1:00 p.m. on the day of the proposed borrowing or by telephone if confirmed promptly but, in any event, prior to such borrowing, with such a Swingline Request. In addition, if any Notice of Borrowing requests a Borrowing of Canadian Revolving Loans as Base Rate Loans, the Canadian Swingline Lender may, notwithstanding anything else to the contrary in Section 2.2, make a Canadian Swing Loan available to Bombay Canada in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Canadian Swing Loan. The Canadian Agent shall promptly notify the Canadian Swingline Lender of the details of the requested Canadian Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Canadian Swingline Lender may make a Canadian Swing Loan available to Bombay Canada by making the proceeds thereof available to the Canadian Agent and, in turn, the Canadian Agent shall make such proceeds available to Bombay Canada on the date set forth in the relevant Swingline Request.

(c) Refinancing Swing Loans. The Canadian Swingline Lender may at any time forward a demand to the Canadian Agent (which the Canadian Agent shall, upon receipt, forward to each Canadian Lender) that each Canadian Lender pay to the Canadian Agent, for the account of the Canadian Swingline Lender, such Canadian Lender’s Pro Rata Share of all or a portion of the outstanding Canadian Swing Loans. Each Canadian Lender shall pay such Pro Rata Share to the Canadian Agent for the account of the Canadian Swingline Lender. Upon receipt by the Canadian Agent of such payment (other than during the continuation of any Event of Default under Section 8.1(e)), such Canadian Lender shall be deemed to have made a Canadian Revolving Loan to Bombay Canada, which, upon receipt of such payment by the Canadian Swingline Lender from the Canadian Agent, Bombay Canada shall be deemed to have used in whole to refinance such Canadian Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.1(e), each Canadian Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Canadian Swing Loan in an amount equal to such Canadian Lender’s Pro Rata Share of such Canadian Swing Loan. If any payment made by any Canadian Lender as a result of any such demand is not deemed a Canadian Revolving Loan, such payment shall be deemed a funding by such Canadian Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Canadian Swingline Lender of any payment from any Canadian Lender pursuant to this clause (c) with respect to any portion of any Canadian Swing Loan, the Canadian Swingline Lender shall promptly pay over to such Canadian Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Canadian Swingline Lender with respect to such portion.

(d) Obligation to Fund Absolute. Each Canadian Lender’s obligations pursuant to clause (c) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Canadian Lender, any Affiliate thereof or any other Person may have against the Canadian Swingline Lender, any other Secured Party or any other Person, (B) the failure of any condition precedent set forth in Section 3.2 to be satisfied or the failure of Bombay Canada to deliver any notice set forth in Section 2.2B(a) (each of which requirements the Canadian Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Loan Party.

Section 2.4  Letters of Credit. (a) Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, or cause to be Issued, at the request of the Parent, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the U.S. Borrowers (or, as long as the U.S. Borrowers remain responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Group Member) Letters of Credit from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Credit Termination Date and seven days prior to the Scheduled Maturity Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:

(i)  (x) the U.S. Revolving Credit Outstandings would exceed the lesser of (1) aggregate U.S. Revolving Credit Commitments minus the Minimum Availability Amount or (2) the U.S. Borrowing Base minus the Minimum Availability Amount or (y) the L/C Obligations for all Letters of Credit would exceed the L/C Sublimit;

(ii)  the expiration date of such Letter of Credit (x) is not a Business Day, (y) is more than one year after the date of issuance thereof or (z) is later than 7 days prior to the Scheduled Maturity Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (1) each of the U.S. Borrowers and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (2) neither such L/C Issuer nor the U.S. Borrowers shall permit any such renewal to extend such expiration date beyond the date set forth in this clause (a); or

(iii)  (x) any fee due in connection with, and on or prior to, such Issuance has not been paid, (y) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (z) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the U.S. Borrowers (and, if such Letter of Credit is issued for the account of any other Group Member, such Group Member), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Administrative Agent or the Required Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

(b)  Notice of Issuance. The U.S. Borrowers shall give the relevant L/C Issuer and the Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. on the third Business Day prior to the date of such requested Issuance. Such notice may be made in a writing substantially the form of Exhibit E duly completed or in a writing in any other form acceptable to such L/C Issuer or by electronic means agreed among the L/C Issuer, the Administrative Agent and the Parent (an “L/C Request”) or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.

(c)  Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Administrative Agent (which, after receipt, the Administrative Agent shall provide to each U.S. Lender), in form and substance satisfactory to the Administrative Agent, each of the following on the following dates: (i) on or prior to (x) any Issuance of any Letter of Credit by such L/C Issuer, (y) any drawing under any such Letter of Credit or (z) any payment (or failure to pay when due) by the U.S. Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, (ii) upon the request of the Administrative Agent (or any U.S. Lender through the Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent and (iii) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the last Business Day of the previous calendar week, the L/C Obligations for all such Letters of Credit, listing separately the L/C Obligations for each Documentary Letter of Credit and Standby Letter of Credit.

(d)  Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the L/C Obligations, each U.S. Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related L/C Obligations in an amount equal to such U.S. Lender’s Pro Rata Share of such L/C Obligations.

(e)  Reimbursement Obligations of the U.S. Borrowers. The L/C Issuer shall promptly notify the Administrative Agent of the incurrence by the L/C Issuer of an L/C Reimbursement Obligation. Upon the incurrence by the L/C Issuer of an L/C Reimbursement Obligation, the L/C Reimbursement Obligation shall be payable on demand by the U.S. Borrowers with interest thereon computed (i) from the date on which such L/C Reimbursement Obligation arose to the first Business Day after the Parent receives notice from the L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”), at the interest rate applicable during such period to U.S. Revolving Loans that are Base Rate Loans and (ii) thereafter until payment in full, at the interest rate applicable during such period to past due U.S. Revolving Loans that are Base Rate Loans. The Administrative Agent shall forward a copy of the notice described in this clause (e) above to each U.S. Lender.

(f)  Reimbursement Obligations of the U.S. Lenders. Upon receipt of the notice described in clause (e) above from the Administrative Agent, each U.S. Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share of such L/C Reimbursement Obligation. By making such payment (other than during the continuation of an Event of Default under Section 8.1(e)), such Lender shall be deemed to have made a U.S. Revolving Loan to the U.S. Borrowers, which, upon receipt thereof by such L/C Issuer, the U.S. Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a U.S. Revolving Loan shall be deemed a funding by such U.S. Lender of its participation in the applicable Letter of Credit and the related L/C Obligations. Such participation shall not otherwise be required to be funded. Upon receipt by any L/C Issuer of any payment from any U.S. Lender pursuant to this clause (f) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such U.S. Lender all payments received after such payment by such L/C Issuer with respect to such portion.

(g)  Obligations Absolute. The obligations of the U.S. Borrowers and the U.S. Lenders pursuant to clauses (d), (e) and (f) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (i) (x) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (y) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (z) any loss or delay, including in the transmission of any document, (ii) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Group Member) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (iii) in the case of the obligations of any U.S. Lender, (x) the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the U.S. Lenders hereby irrevocably waive) or (y) any adverse change in the condition (financial or otherwise) of any Loan Party and (iv) any other act or omission to act or delay of any kind of any Secured Party or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of any obligation of the Borrowers or any U.S. Lender hereunder.

(h)  Limitation of L/C Issuer’s Liability. No action taken or omitted to be taken by the relevant L/C Issuer under or in connection with any Letter of Credit, none of the circumstances set forth in clause (g) above and no other circumstance shall result in any liability of such L/C Issuer to any Group Member or any other Secured Party in the absence of gross negligence or willful misconduct by such L/C Issuer. In determining whether documents presented under a Letter of Credit comply with the terms thereof, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. In making any payment under any Letter of Credit, the L/C Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the L/C Issuer.

(i)  Applicable Rules. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time of determination) shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practices for Documentary Credits (UCP500), as most recently published by the International Chamber of Commerce at the time of determination and together with supplements and revisions thereto published by the International Chamber of Commerce from time to time, shall apply to each documentary Letter of Credit.

(j)  Conflicts. In the event of a conflict between the terms of any L/C Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

Section 2.5  Reduction and Termination of the Commitments.

(a)  Optional. The U.S. Borrowers may, upon notice to the Administrative Agent, terminate in whole or reduce in part ratably any unused portion of the U.S. Revolving Credit Commitments; provided, however, that each partial reduction shall be in an aggregate amount that is an integral multiple of $1,000,000. Bombay Canada may, upon notice to the Canadian Agent, terminate in whole or reduce in part ratably any unused portion of the Canadian Revolving Credit Commitments; provided, however, that each partial reduction shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b)  Mandatory. All outstanding Commitments shall terminate on the Scheduled Maturity Date.

Section 2.6  Repayment of Loans. The U.S. Borrowers promise to repay the entire unpaid principal amount of the U.S. Revolving Loans and the Swing Loans and Bombay Canada promises to repay the entire unpaid principal amount of the Canadian Revolving Loans and the Canadian Swing Loans on the Scheduled Maturity Date.

Section 2.7  Optional Prepayments. The Borrowers may prepay the outstanding principal amount of any Loan in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment).

Section 2.8  Mandatory Prepayments.

(a)  Asset Sales and Property Loss Events. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Sale of the Eligible Real Property or (ii) any Property Loss Event with respect to the Eligible Real Property, the U.S. Borrowers shall immediately pay or cause to be paid to the Administrative Agent an amount such that the U.S. Revolving Credit Outstandings shall be equal to or less than the amount of the U.S. Borrowing Base (without regard to the Eligible Real Property) minus the Minimum Availability Amount; provided, however, that in the event of a partial Property Loss Event, (i) the U.S. Borrowers shall immediately pay or cause to be paid the insurance proceeds associated with such loss to a segregated account over which the Administrative Agent has a valid perfected Lien for use by the Borrowers solely to repair such loss or damage to property and (ii) the Borrowers shall not be required to pay or cause such proceeds to be paid to the Administrative Agent to the extent (A) the Borrowers reinvest or commit to reinvest such proceeds within 9 months of the occurrence of the partial Property Loss Event and (B) as long as the Borrower is diligently pursuing to repair the loss or damage to such Eligible Real Property. The Borrowers shall deliver to the Administrative Agent within 21 days of such partial Property Loss Event an updated appraisal with respect to such Eligible Real Property.

(b)  Excess Outstandings. On any date on which (i) the aggregate principal amount of U.S. Revolving Credit Outstandings exceeds the lesser of (x) aggregate U.S. Revolving Credit Commitments at such time minus the Minimum Availability Amount and (y) the U.S. Borrowing Base minus the Minimum Availability Amount or (ii) the L/C Obligations for all Letters of Credit exceeds the L/C Sublimit, the U.S. Borrowers shall pay to the Administrative Agent an amount equal to such excess. On any date on which the aggregate principal amount of Canadian Revolving Credit Outstandings exceeds the lesser of (x) the aggregate Canadian Revolving Credit Commitments at such time and (y) the Canadian Borrowing Base, Bombay Canada shall pay to the Canadian Agent an amount equal to such excess. Notwithstanding the foregoing, any Overadvance made in accordance with Section 2.1A(c) shall be repaid in accordance with such Section 2.1A(c).

(c)  Application of Payments. Any payments made to the Administrative Agent and/or the Canadian Agent pursuant to this Section 2.8 shall be applied to the Obligations in accordance with Section 2.12(b).

Section 2.9  Interest. (a) Rate. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Revolving Loans that are Base Rate Loans, each as in effect from time to time.

(b)  Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), and (B)(1) if such Loan is a Base Rate Loan (including a Swing Loan or a Canadian Swing Loan), on the last day of each calendar month commencing on the first such day following the making of such Loan, (2) if such Loan is a Eurodollar Rate Loan, on the last day of each Interest Period applicable to such Loan and, if applicable, on each date during such Interest Period occurring every 3 months from the first day of such Interest Period and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)  Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (i) the occurrence of any Event of Default under Section 8.1(a) or 8.1(e)(ii) or (ii) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrowers during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall, subject to the Interest Act (Canada), bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d)  Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate any Borrower or any other Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under this Section 2.9, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), such Borrower shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to such Borrower. Any amount or rate of interest referred to in this Section 2.9(d) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Revolving Credit Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

(e)  Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

Section 2.10  Conversion and Continuation Options. (a) Option. The Borrowers may elect (i) in the case of any Eurodollar Rate Loan, (A) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.16(a), and (ii) in the case of Base Rate Loans (other than Swing Loans or Canadian Swing Loans), to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon 3 Business Days’ prior notice; provided, however, that, (A) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $1,000,000 and (B) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.15.

(b)  Procedure. Each such election shall be made by giving the Administrative Agent or the Canadian Agent, as applicable, at least 3 Business Days’ prior notice in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) duly completed. The Administrative Agent or the Canadian Agent in respect of Canadian Lenders shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If the Administrative Agent or Canadian Agent does not receive a timely Notice of Conversion or Continuation from the Borrowers containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan. Each partial conversion or continuation shall be allocated ratably among the Lenders in the applicable Facility in accordance with their Pro Rata Share.

Section 2.11  Fees. (a) Unused Commitment Fee. The Borrowers agree to pay to each Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Lender exceeds its Pro Rata Share of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) in the case of the U.S. Lenders, the outstanding amount of the L/C Obligations for all Letters of Credit (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at a rate per annum equal to the Applicable Margin Unused Commitment Fee, payable in arrears (x) on the last day of each calendar month and (y) on the Revolving Credit Termination Date.

(b)  Letter of Credit Fees. The U.S. Borrowers agree to pay, with respect to all Documentary Letters of Credit and Standby Letters of Credit issued by any L/C Issuer, (i) to such L/C Issuer, certain fees, documentary and processing charges as separately agreed between the U.S. Borrowers and such L/C Issuer or otherwise in accordance with such L/C Issuer’s standard schedule in effect at the time of determination thereof and (ii) to the Administrative Agent, for the benefit of the U.S. Lenders according to their Pro Rata Shares, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans on the Dollar Equivalent on the maximum undrawn face amount of such Letters of Credit, payable in arrears (A) on the last day of each calendar month, ending after the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that the fee payable under this clause (ii) shall be increased by two percent per annum and shall be payable, in addition to being payable on any date it is otherwise required to be paid hereunder, on demand effective immediately upon (A) the occurrence of any Event of Default under Section 8.1(a) or 8.1(e)(ii) or (B) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrowers during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing.

(c)  Additional Fees. The Borrowers shall pay to the Administrative Agent or Canadian Agent, as applicable, and their Related Persons the fees described in the Fee Letter.

Section 2.12  Application of Payments. (a) Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.12 or elsewhere in any Loan Document, (i) all payments and any other amounts received by the Administrative Agent from or for the benefit of the U.S. Borrowers shall be applied to repay the Obligations as the U.S. Borrowers designate, and (ii) all payments and other amounts received by the Canadian Agent from or for the benefit of Bombay Canada shall be applied to repay the Obligations as Bombay Canada designates.

(b)  Application of Mandatory Prepayments. Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, (i) in the case of a payment pursuant to Section 2.8(a), first to the Swing Loans, second to the U.S. Revolving Loans and third to provide cash collateral to the extent and in the manner contemplated by Section 8.3 and (ii) in all other cases, any payment made by the U.S. Borrowers to the Administrative Agent or by Bombay Canada to the Canadian Agent pursuant to Section 2.8 or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied (A) in the case of payments by the Canadian Borrower, first, to repay the outstanding principal balance of the Canadian Swing Loans, second, to repay the outstanding principal balance of the Canadian Revolving Loans and, then, any excess shall be retained by the Canadian Borrower and (B) in the case of the U.S. Borrowers, first, to repay the outstanding principal balance of the Swing Loans, second, to repay the outstanding principal balance of the U.S. Revolving Loans, third, to provide cash collateral to the extent and in the manner in Section 8.3 and, then, any excess shall be retained by the U.S. Borrowers.

(c)  Application of Payments During an Event of Default. (i) The U.S. Borrowers hereby irrevocably waive, and, subject to Section 2.2B(d), agree to cause each Loan Party and each other Group Member (which shall not include Bombay Canada) to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any of their Obligations and any proceeds of their Collateral and agree that, notwithstanding the provisions of clause (a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any U.S. Revolving Credit Commitment or the acceleration of any of their Obligations pursuant to Section 8.2, shall, apply all payments in respect of any of their Obligations, all funds on deposit in any Cash Collateral Account and all other proceeds of their Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the U.S. Lenders and the L/C Issuers, (iii) third, to pay interest then due and payable in respect of the U.S. Revolving Loans and L/C Reimbursement Obligations, (vi) fourth, to repay the outstanding principal amounts of the U.S. Revolving Loans and L/C Reimbursement Obligations, to provide cash collateral for Letters of Credit in the manner and to the extent described in Section 8.3 and (vii) fifth, to the ratable payment of all other of their Obligations.

(ii) Subject to Section 2.2B(d), Bombay Canada hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any of its Obligations and any proceeds of its Collateral and agree that, notwithstanding the provisions of clause (a) above, the Canadian Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any Canadian Revolving Credit Commitment or the acceleration of any of its Obligations pursuant to Section 8.2, shall, apply all payments in respect of any of its Obligations, all funds on deposit in any Cash Collateral Account and all other proceeds of its Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Canadian Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Canadian Lenders, (iii) third, to pay interest then due and payable in respect of Canadian Revolving Loans and Canadian Swing Loans, (iv) fourth, to repay the outstanding principal amounts of the Canadian Revolving Loans and Canadian Swing Loans, and (v) fifth, to the ratable payment of all other of its Obligations.

(d)  Application of Payments Generally. All repayments of any Revolving Loans shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations expressed in Dollars. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13  Payments and Computations. (a) Procedure. (i) The U.S. Borrowers shall make each payment under any Loan Document not later than 1:00 p.m. on the day when due to the Administrative Agent by wire transfer to the following account (the “Loan Account”) (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the U.S. Borrowers in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No.: 021-001-033

Account No.: 50279513

Deutsche Bank Trust Company Americas, New York, New York

Account Name: GECC CFS CIF Collection Account,

Reference: Bombay Company, Inc. - CFN9184

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the U.S. Lenders, in accordance with the application of payments set forth in Section 2.12. The U.S. Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim. Each U.S. Lender shall make each payment for the account of any L/C Issuer or Swingline Lender required pursuant to Section 2.3 or 2.4 (A) if the notice or demand therefor was received by such Lender prior to 1:00 p.m. on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Administrative Agent after 1:00 p.m. shall be deemed to be received on the next Business Day.

(ii) Bombay Canada shall make each payment under any Loan Document not later than 1:00 p.m. on the day when due to the Canadian Agent by wire transfer to the following account (or at such other account or by such other means to such other address as the Canadian Agent shall have notified Bombay Canada in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

SWIFT Code: ROYCCAT2

Account No.: 120-932-9

Royal Bank of Canada, 200 Bay Street, Main Branch, Toronto, Ontario

Reference: Bombay Company Inc. CND1052

Branch No. 00002

Bank No. 00003

The Canadian Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Canadian Lenders, in accordance with the application of payments set forth in Section 2.12. The Canadian Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim. Each Canadian Lender shall make payment for the account of the Canadian Swingline Lender required hereunder pursuant to Section 2.3 (A) if the notice of demand therefore was received by such Lender prior to 11:00 a.m. on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Canadian Agent after 1:00 p.m. shall be deemed to be received on the next Business Day.

(b)  Computations of Interests and Fees. All computations of interest and of fees shall be made by the Administrative Agent and the Canadian Agent on the basis of a year of 360 days (or, in the case of Base Rate Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of “Base Rate”, 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent and the Canadian Agent (including determinations of a Eurodollar Rate or Base Rate in accordance with the definitions of “Eurodollar Rate” and “Base Rate”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)  Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)  Advancing Payments. (i) Unless the Administrative Agent shall have received notice from the U.S. Borrowers to the U.S. Lenders prior to the date on which any payment is due hereunder that the U.S. Borrowers will not make such payment in full, the Administrative Agent may assume that the U.S. Borrowers has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each U.S. Lender on such due date an amount equal to the amount then due such U.S. Lender. If and to the extent that the U.S. Borrowers shall not have made such payment in full to the Administrative Agent, each U.S. Lender shall repay to the Administrative Agent on demand such amount distributed to such U.S. Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the applicable Facility) for each day from the date such amount is distributed to such U.S. Lender until the date such U.S. Lender repays such amount to the Administrative Agent.

(ii) Unless the Canadian Agent shall have received notice from Bombay Canada to the Canadian Lenders prior to the date on which any payment is due hereunder that Bombay Canada will not make such payment in full, the Canadian Agent may assume that Bombay Canada has made such payment in full to the Canadian Agent on such date and the Canadian Agent may, in reliance upon such assumption, cause to be distributed to each Canadian Lender on such due date an amount equal to the amount then due such Canadian Lender. If and to the extent that Bombay Canada shall not have made such payment in full to the Canadian Agent, each Canadian Lender shall repay to the Canadian Agent on demand such amount distributed to such Canadian Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the applicable Facility) for each day from the date such amount is distributed to such Canadian Lender until the date such Canadian Lender repays such amount to the Canadian Agent.

(e)  The Administrative Agent is authorized to, and in its sole discretion may, make Loans (or cause the Canadian Agent to make Loans) on behalf of each Borrower which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, (ii) to enhance the likelihood of repayment of the Obligations, (iii) pay any other amount due under this Agreement or the other Loan Documents including all fees, costs, charges, expenses and interest owing by the Borrowers under this Agreement and the other Loan Documents if and to the extent the Borrowers fail to pay promptly such amounts as and when due, in each case even if the amount of such charges would exceed cause the U.S. Revolving Credit Outstanding to exceed the U.S. Borrowing Base, the Canadian Revolving Credit Outstandings to exceed the Canadian Borrowing Base or the sum of the U.S. Revolving Outstandings and the Canadian Revolving Credit Outstandings to exceed to the Aggregate Borrowing Base, after giving effect to such charges. Amounts advanced under this Section 2.13(e) are payable on demand by the Administrative Agent to the Parent.

Section 2.14  Evidence of Debt. (a) Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations, acting as agent of the Borrowers solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 10.11 (or at such other address as such Lender shall notify the Parent) a record of ownership, in which such Lender shall register by book entry (i) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interest or obligation of each such participant in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(b)  Records of the Administrative Agent. The Administrative Agent, acting as agent of the U.S. Borrowers and the Canadian Agent, acting as agent of Bombay Canada, solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 10.11 (or at such other address as such Agent may notify the Borrowers) (i) a record of ownership (the “Register”) in which such Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of such Agent, each relevant Lender and each L/C Issuer in the U.S. Revolving Credit Outstandings or the Canadian Revolving Credit Outstandings, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligation, and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of the relevant Lenders and the L/C Issuers (and each change thereto pursuant to Section 2.18 and Section 10.2), (B) the Commitments of each relevant Lender, (C) the amount of each relevant Loan and each funding of any participation described in clause (i) above, for Eurodollar Rate Loans, the Interest Period applicable thereto, (D) the amount of any principal or interest due and payable or paid, (E) the amount of the L/C Reimbursement Obligations due and payable or paid and (F) any other payment received by such Agent from the relevant Borrowers and its application to the Obligations.

(c)  Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of U.S. Revolving Loans, the corresponding obligations to participate in L/C Obligations and Swing Loans and in the case of Canadian Revolving Loans, the corresponding obligations to participate in Canadian Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.14 and Section 10.2 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)  Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent or the Canadian Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Canadian Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Administrative Agent, the Canadian Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Administrative Agent.

(e)  Notes. Upon any Lender’s request, the Borrowers shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender in a Facility and substantially in the form of Exhibit B; provided, however, that only one Note for each Facility shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances. Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.15  Suspension of Eurodollar Rate Option. Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a)  Interest Rate Unascertainable, Inadequate or Unfair. In the event that (A) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate is determined or (B) the Required Lenders, as applicable, notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall promptly so notify the Parent and the Lenders, whereupon the obligation of each Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Parent that the Required Lenders, as applicable, have determined that the circumstances causing such suspension no longer exist.

(b)  Illegality. If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Parent through the Administrative Agent, the obligation of such Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Parent that it has determined that it may lawfully make Eurodollar Rate Loans.

(c)  Effect of Suspension. If the obligation of any Lender to make or to continue Eurodollar Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a Eurodollar Rate Loan, (C) the Parent may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any Eurodollar Rate Loan or to convert any Base Rate Loan into a Eurodollar Rate Loan and (D) each Eurodollar Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.16  Breakage Costs; Increased Costs; Capital Requirements. (a) Breakage Costs. The Borrowers shall compensate each Lender, upon demand from such Lender to Parent (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Rate Loans of such Lender to such Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Non-Funding Lender, a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Parent, (B) to the extent any Eurodollar Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.15) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the each relevant Borrower to repay Eurodollar Rate Loans when required by the terms hereof. For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)  Increased Costs. If at any time any Lender or L/C Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Eurodollar Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, (ii) increasing the cost to such L/C Issuer of Issuing or maintaining any Letter of Credit or of agreeing to do so or (iii) imposing any other cost to such Lender or L/C Issuer with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender or L/C Issuer (with copy to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender or L/C Issuer amounts sufficient to compensate such Lender or L/C Issuer for such increased cost.

(c)  Increased Capital Requirements. If at any time any Lender or L/C Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or L/C Issuer or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender’s or L/C Issuer (or any corporation controlling such Lender or L/C Issuer) as a consequence of its obligations under or with respect to any Loan Document or Letter of Credit to a level below that which, taking into account the capital adequacy policies of such Lender, L/C Issuer or corporation, such Lender, L/C Issuer or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender or L/C Issuer (with a copy of such demand to the relevant Agent), the Borrowers shall pay to the relevant Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(d)  Compensation Certificate. Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender or L/C Issuer claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown due on any such certificate within 10 days after receipt thereof.

Section 2.17  Taxes.

(a)  Except as otherwise provided herein, all payments made by the Borrowers hereunder or under any Note or other Loan Document will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, assessments and all interest, penalties or similar obligations with respect thereto, but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of a Lender (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, imposed on any Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) and all interest, penalties or similar liabilities with respect to such excluded taxes (all such non-excluded taxes, levies, imposts, duties, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, including any amount paid pursuant to this Section 2.17(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that the Borrowers shall not be required to increase any such amounts, but only to the extent in excess of the amount that would have been withheld had the Lender delivered the forms required by clause (c) of this Section 2.17, payable to the Administrative Agent or any Lender that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 2.17; provided, further, that this proviso shall not apply to (i) the Canadian Agent, any Canadian Lender or the Canadian Swingline Lender or (ii) Taxes that are imposed on amounts payable to a Lender or Secured Party at the time such Lender or Secured Party becomes a party hereto (or designates a new lending office), except to the extent that such Lender or Secured Party (or its respective assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17. After a party hereto learns of the imposition of Taxes, such party will act in good faith to promptly notify the other parties hereto of their respective obligations hereunder. The Borrowers will furnish to the Administrative Agent as promptly as possible after the date the payment of any Taxes are due pursuant to applicable law original or certified copies of tax receipts evidencing such payment by the Borrowers.

(b)  If any Taxes shall be required by law to be deducted or withheld from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions or withholdings for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Secured Party receives the amount it would have received had no such deductions or withholdings been made, (ii) the relevant Loan Party shall make such deductions or withholdings, (iii) the relevant Loan Party shall timely pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, the amount payable shall not be increased hereunder if the Secured Party fails to comply with the other requirements of this Section 2.17, but only to the extent in excess of the amount that would have been withheld had the Lender delivered the forms required by clause (c) of this Section 2.17.

(c)  If any Lender having a U.S. Revolving Credit Commitment claims exemption from, or a reduction of, U.S. withholding tax, such Lender agrees with and in favor of the Administrative Agent and the Borrowers, to deliver to the Administrative Agent and the Parent:

(i)  if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the Code, (II) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the Code), or (III) a controlled foreign corporation related to a Borrower within the meaning of Section 864(d)(4) of the Code, and (B) two properly completed and executed copies of IRS Form W-8BEN (or successor form), before the first payment of any interest under this Agreement and at any other time reasonably requested by the Administrative Agent or the Parent;

(ii)  if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8BEN (or successor form) before the first payment of any interest under this Agreement and at any other time reasonably requested by the Administrative Agent or the Parent;

(iii)  if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI (or successor form) before the first payment of any interest is due under this Agreement and at any other time reasonably requested by the Administrative Agent or the Parent;

(iv)  if such Lender claims exemption from backup withholding under the Code, two properly completed and executed copies of IRS Form W-9 (or successor form) before the first payment under this Agreement and at any other time reasonably requested by the Administrative Agent or the Parent;

(v)  such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify the Administrative Agent and the Parent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Each Lender having sold, assigned, granted or otherwise transferred a participation in any of its Obligations shall collect from such participant the documents described in this clause (c) and provide them to the Borrowers and the Administrative Agent.

(d)  If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(e)  If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by clause (c) of this Section 2.17 are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax, and neither the Administrative Agent nor any Borrower shall have a duty under this Section 2.17 to indemnify the Lender in respect of the Taxes so withheld to the extent that they exceed the amount that would have been withheld had the Lender delivered the forms required by clause (c) of this Section 2.17.

(f)  The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Lender for all Taxes (including any imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Lender and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. A certificate of the Lender (or of the Administrative Agent on behalf of such Lender) claiming any compensation under this clause (f), setting forth the amounts to be paid thereunder and delivered to the Parent with copy to the Administrative Agent shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Lender may use any reasonable averaging and attribution methods.

(g)  If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold the Administrative Agent harmless for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 2.17, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent. No Borrower shall be liable under this Section 2.17 for amounts paid by Lender pursuant to this clause (g).

(h)  Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent in its sole discretion with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.18  Substitution of Lenders. (a) Designation of a Different Lending Office. if any Lender requests compensation under clause (b) or (c) of Section 2.16, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to clause (b) or (c) of Section 2.16 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Substitution Right. In the event that any Lender in any Facility that is not the Administrative Agent or an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under clause (b) or (c) of Section 2.16, (ii) notifies the Borrowers pursuant to Section 2.15(b) that it becomes illegal for such Lender to continue to fund or make any Eurodollar Rate Loan in such Facility, (iii) makes a claim for payment pursuant to Section 2.17, (iv) becomes a Non-Funding Lender with respect to such Facility or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders in such Facility, the Borrowers may either pay in full such Affected Lender with respect to amounts due in such Facility with the consent of the Administrative Agent or substitute for such Affected Lender in such Facility any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(c)  Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender under such Facility, the Parent shall deliver a notice to the Administrative Agent, or if pertaining to a Canadian Lender, the Canadian Agent, and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the relevant Agent by the Borrowers (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender with respect to such Facility (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender in such Facility), (ii) in the case of a payment in full of the Obligations owing to such Affected Lender in the Revolving Credit Facility, payment of any amount that, after giving effect to the termination of the Commitment of such Affected Lender, is required to be paid pursuant to Section 2.8(b) and (iii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 10.2(c) and (B) an assumption agreement in form and substance satisfactory to the relevant Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender under such Facility.

(d)  Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full in any Facility, such Affected Lender’s Commitments in such Facility shall be terminated and (ii) in the case of any substitution in any Facility, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to such Facility, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in such Facility in the amount of such Affected Lender’s Commitment in such Facility and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession with respect to such Facility; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1  Conditions Precedent to Initial Loans and Letters of Credit. The obligation of each Lender to make any Loan on the Closing Date and the obligation of each L/C Issuer to Issue any Letter of Credit on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before November 30, 2006:

(a)  Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by each Agent, in form and substance satisfactory to each Agent and each Lender:

(i)  this Agreement duly executed by the Borrowers and, for the account of each Lender having requested the same by notice to the relevant Agent and the Parent received by each at least 3 Business Days prior to the Closing Date (or such later date as may be agreed by the Parent), Notes in each applicable Facility conforming to the requirements set forth in Section 2.14(e);

(ii)  the Guaranty and Security Agreement and Canadian Security Documents, duly executed by each Borrower and Guarantor party thereto, together with (A) copies of UCC, PPSA and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent, and (B) all Control Agreements that, in the reasonable judgment of the Administrative Agent, are required for the Loan Parties to comply with the Loan Documents as of the Closing Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution;

(iii)  a Mortgage for the Eligible Real Property, together with all Mortgage Supporting Documents relating thereto;

(iv)  duly executed favorable opinions of counsel to the Loan Parties from (a) Michael J. Veitenheimer, general counsel to the Parent, (b) Thompson & Knight LLP, special U.S. counsel to the Group Members, and (c) Fraser Milner Casgrain LLP, special Canadian counsel to the Group Members, each addressed to the Agents, the L/C Issuers and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

(v)  a copy of each Governing Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);

(vi)  a certificate of the secretary or other Responsible Officer of each Loan Party in charge of maintaining Books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Governing Documents of such Loan Party attached to such certificate are complete and correct copies of such Governing Documents as in effect on the date of such certification (or, for any such Governing Document delivered pursuant to clause (v) above, that there have been no changes from such Governing Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(vii)  a certificate of a Responsible Officer of the Parent to the effect that (A) each condition set forth in Section 3.2(b) has been satisfied and (B) both the Loan Parties taken as a whole and the Borrowers are Solvent after giving effect to the initial Loans and Letters of Credit, the consummation of the Related Transactions, the application of the proceeds thereof in accordance with Section 7.14 and the payment of all estimated legal, accounting and other fees and expenses related hereto and;

(viii)  insurance certificates in form and substance satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 6.4 are in full force and effect and have all endorsements required by such Section 6.4;

(ix)  the Corporate Chart;

(x)  the Perfection Certificate; and

(xi)  such other documents and information as any Lender through the Administrative Agent or the Canadian Agent may reasonably request.

(b)  Fee and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons, any L/C Issuer or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

(c)  Consents. Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document or Related Document (including the Related Transactions).

(d)  Cash Management. The Administrative Agent shall have received evidence that, as of the Closing Date, the procedures with respect to cash management required by the Loan Documents have been established and are currently being maintained by each Loan Party, together with Control Agreements executed by such Loan Party in connection therewith.

(e)  Refinancing of Existing Credit Agreement. (i) All obligations under the Existing Credit Agreement shall have been repaid in full, (ii) the Existing Credit Agreement and all Loan Documents (as defined therein) shall have been terminated on terms satisfactory to the Administrative Agent and (iii) the Administrative Agent shall have received a payoff letter duly executed and delivered by the Borrowers and the Existing Agent or other evidence of such termination in each case in form and substance satisfactory to the Administrative Agent.

(f)  Adjusted Availability Requirement. The Borrowers shall have Adjusted Availability of not less than $30,000,000.

(g)  Initial Appraisals. The Administrative Agent shall have received appraisals, conducted by appraisers retained by the Administrative Agent, of all inventory of the Borrowers and the Eligible Real Property, each in form and substance satisfactory to the Administrative Agent.

Section 3.2  Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each L/C Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)  Request. The relevant Agent (and, in the case of any Issuance, the relevant L/C Issuer) shall have received, to the extent required by Article II, a written, timely and duly executed and completed Notice of Borrowing, Swingline Request or, as the case may be, L/C Request.

(b)  Representations and Warranties; No Defaults. The following statements shall be true on such date, both before and after giving effect to such Loan or, as applicable, such Issuance: (i) the representations and warranties set forth in any Loan Document shall be true and correct in all material respects on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date and (ii) no Default shall be continuing.

The representations and warranties set forth in any Notice of Borrowing, Swingline Request or L/C Request (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan or Issuance and the acceptance of the proceeds thereof or of the delivery of the relevant Letter of Credit.

Section 3.3  Determinations of Initial Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the L/C Issuers and the Administrative Agent to enter into the Loan Documents, each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants, in all material respects, to each of them each of the following on and as of each date applicable pursuant to Section 3.2:

Section 4.1  No Encumbrances. Each Group Member (a) has good and valid title to its personal property assets and good and marketable title to its owned Real Property (subject to exceptions that do not, in the aggregate, materially impair the use of the personal property and Real Property of Borrowers taken as a whole), and in the case of the Collateral, free and clear of Liens except for Permitted Liens. All other information set forth on the Perfection Certificates pertaining to the Collateral is accurate and complete. There has been no change in any of such information since the date on which the Perfection Certificates were signed by Borrowers except as otherwise permitted under this Agreement.

Section 4.2  Accounts. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of inventory or the rendition of services to such Account Debtors in the ordinary course of Borrowers’ business, owed to Borrowers without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (other than contingent customer rights of return arising in the ordinary course of business). As to each Account that is identified by Parent as an Eligible Credit Card Receivable in a Borrowing Base Certificate submitted to the Administrative Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Credit Card Receivable.

Section 4.3  Eligible Inventory. All Eligible Inventory is of good and merchantable quality, free from known defects (other than saleable clearance goods arising in the ordinary course of business consistent with past practice). As to each item of inventory that is identified by Parent as Eligible Inventory in a Borrowing Base Certificate submitted to the Administrative Agent, such inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

Section 4.4  Location of Inventory. The inventory of each Group Member is stored or located only at, or in-transit between, the locations identified on Schedule 4(a) of the Perfection Certificates or is stored with a bailee, warehouseman, or similar party, subject to a Bailee Acknowledgement or Collateral Access Agreement, except as otherwise permitted pursuant to Section 6.5 from September 1 to December 31 of any Fiscal Year. Other than with respect to Eligible In-Transit Inventory, all of the Eligible Inventory of each Group Member is used or held for use in such Group Member’s business and is fit for such purposes.

Section 4.5  Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ inventory and the book value thereof.

Section 4.6  Name, Jurisdiction of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number. (a) The legal name and jurisdiction of organization of each Group Member is set forth on the Perfection Certificate.

(b)  The chief executive office of each Group Member is located at the address indicated on the Perfection Certificate.

(c)  Each Group Member’s FEIN and organizational identification number, if any, are identified on the Perfection Certificate.

(d)  Each Borrower has previously delivered to the Administrative Agent a Perfection Certificate. Each Borrower represents and warrants to the Lender Group that: (i) such Borrower’s exact legal name is that indicated on the applicable Perfection Certificate and on the signature page hereof; (ii) such Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the applicable Perfection Certificate; (iii) the applicable Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (iv) the applicable Perfection Certificate accurately sets forth such Borrower’s place of business or, if more than one, its chief executive office, as well as such Borrower’s mailing address, if different; (v) all other information set forth on the applicable Perfection Certificate pertaining to such Borrower is accurate and complete as of the date hereof; and (vi) there has been no change in any of such information since the date on which the applicable Perfection Certificate was signed by such Borrower.

Section 4.7  Due Organization and Qualification; Subsidiaries. (a) Each Borrower is (i) duly organized and existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated and (iii) qualified to do business in any state or province where the failure to be so qualified reasonably could be expected to cause a Material Adverse Effect.

(b)  Set forth on Schedule 4.7 (as such Schedule may be updated with the written consent of the Administrative Agent), is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding and, other than with respect to Parent, the owner of such Stock. Other than as described on Schedule 4.7 and except for employee and director stock options and deferred director units there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)  Set forth on Schedule 4.7 (as such Schedule may be updated with the written consent of the Administrative Agent), is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)  Except as set forth on Schedule 4.7, there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Group Member is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

Section 4.8  Due Authorization; No Conflict. (a) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby are within the corporate (or the equivalent) authority of such Borrower and have been duly authorized by all necessary action on the part of such Borrower.

(b)  As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local, statute, law, rule or regulation applicable to any Borrower or any order, judgment, decree, writ, injunction, license or permit of any court or other Governmental Authority binding on any Borrower unless such violation could not reasonably be expected to cause a Material Adverse Effect, (ii) violate any provision of the Governing Documents of any Borrower or require any approval of any Borrower’s interest holder, (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of any Borrower unless such violation could not reasonably be expected to cause a Material Adverse Effect or the termination of such contract, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens unless the imposition of such Lien could not reasonably be expected to cause a Material Adverse Effect, or (v) require any approval of any Person under any material Contractual Obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c)  Other than the filing of UCC financing statements, PPSA registration statements and registrations in Quebec, Canada, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d)  As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)  The Administrative Agent’s Liens are validly created, perfected and first priority Liens, subject only to Permitted Liens.

Section 4.9  Litigation. (a) Other than those matters disclosed on Schedule 4.9 and immaterial matters where the amount in controversy is less than $250,000, there are no actions, suits, or proceedings or investigations pending or, to the best knowledge of Borrowers, threatened against any Group Member, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date, reasonably could not be expected to result in a Material Adverse Effect.

(b)  There are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Borrowers, threatened against any Group Member that question the validity or enforceability of this Agreement or any other Loan Document or any action taken or to be taken by the Borrowers in connection therewith.

Section 4.10  No Material Adverse Effect. All financial statements relating to any Group Member that have been delivered by the Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, each Group Member’s financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Effect with respect to any Group Member since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

Section 4.11  Fraudulent Transfer. (a) The Group Members, taken as a whole, are Solvent.

(b)  No transfer of property is being made by any Group Member and no obligation is being incurred by any Group Member in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any such Group Member.

Section 4.12  Canadian Benefit Plans and Canadian Pension Plans. Bombay Canada does not maintain or contribute to any Canadian Benefit Plan or Canadian Pension Plan.

Section 4.13  ERISA. None of the Group Members or any of their ERISA Affiliates maintains or contributes, or in the prior six years has maintained or contributed, to any Benefit Plan.

Section 4.14  Environmental Condition. Except as set forth on Schedule 4.14 and except for other matters that could not reasonably be expected to result in a Material Adverse Effect, (a) to the Borrowers’ knowledge, none of the Group Members’ properties or assets has ever been used by any Group Member, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, (b) to the Borrowers’ knowledge, none of the Group Members’ owned Real Property has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Group Member has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Group Member, and (d) no Group Member has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or provincial governmental agency concerning any action or omission by any Group Member resulting in the releasing or disposing of Hazardous Materials into the environment in violation of any applicable Environmental Law.

Section 4.15  Brokerage Fees. No Group Member has utilized the services of any broker or finder in connection with obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by any Group Member in connection herewith.

Section 4.16  Intellectual Property. Each Group Member owns, or holds licenses in, all Intellectual Property that is necessary to the conduct of its business as currently conducted, except where the failure to do so, in the aggregate, would not result in a Material Adverse Effect.

Section 4.17  Leases. Except where the failure to do so would not cause a Material Adverse Effect, the Group Members enjoy peaceful and undisturbed possession under all leases (including Capital Leases) material to their business and to which they are a party or under which they are operating. Except to the extent that such default would not cause a Material Adverse Effect, each of such leases is valid and subsisting and no material default by any Group Member exists under such lease.

Section 4.18  Deposit Accounts. Set forth on Schedule 8 to the Perfection Certificate are all deposit accounts and securities accounts of each Group Member, including, with respect to each bank or securities intermediary (i) the name and address of such Person, (ii) the account numbers of the deposit accounts or securities accounts maintained with such Person and (iii) whether such account is a “Store Account”, a “Concentration Account” or another account and if such account is another account, setting forth the purpose of such account.

Section 4.19  Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of any Group Member in writing to the Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Group Member in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect (other than industry-wide risks normally associated with the types of businesses conducted by the Group Members) at such time in light of the circumstances under which such information was provided. On the Closing Date, the Projections represent, and as of the date on which any other Projections are delivered to the Administrative Agent, such additional Projections represent the Borrowers’ good faith reasonable estimate of the Group Members’ future performance for the periods covered thereby it being understood that such Projections as to future events are not to be viewed as facts and that actual results during the period or period covered by Projections may differ from the projected results and no assurance can be given that the Projections will be realized.

Section 4.20  Credit Card Receipts. Schedule 4.20 sets forth each of the Borrowers’ Credit Card Issuers, Credit Card Processors and all arrangements to which the Borrowers are a party with respect to the payment to the Borrowers of the proceeds of all credit card charges for sales by the Borrowers, including a description of each Credit Card Agreement.

Section 4.21  Holding Company and Investment Company Acts. No Group Member is a “holding company”, or a “subsidiary company” of a “holding company, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 4.22  Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any Collateral.

Section 4.23  Certain Transactions. None of the officers, directors, or employees of any Group Member is presently a party to any transaction with any Group Member (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.24  Regulations U and X. No Group Member is engaged in principally, or as one of its important activities in, and no portion of the proceeds of any Borrowing of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

Section 4.25  Labor Relations. No Borrower has been or is presently a party to any collective bargaining or other labor contract. No event has occurred or circumstance exists which is likely to provide the basis for any work stoppage or other labor dispute. The Borrowers have complied in all material respects with all applicable laws, decrees, orders, judgments, statutes, laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing including all applicable provisions of the federal Fair Labor Standards Act, as amended. There is not presently pending and, to the Borrowers’ knowledge, there is not threatened any of the following:

(a)  any strike, slowdown, picketing, or work stoppage;

(b)  any proceeding against or affecting the Borrowers relating to the alleged violation of any applicable law, decree, order, judgment, statute, law, rule or regulation pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Borrowers, which, if determined adversely to the Borrowers would cause a Material Adverse Effect;

(c)  any lockout of any employees by the Borrowers (and no such action is contemplated by the Borrowers); or

(d)  any application for the certification of a collective bargaining agent.

Section 4.26  Indebtedness. Set forth on Schedule 7.1 is a true and complete list of all Indebtedness of each Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness.

Section 4.27  Payment of Taxes. All tax returns, reports and declarations required to be filed by the Borrowers by any jurisdiction to which any of them is subject have been timely filed, except where the failure to so file could not reasonably be expected to have a Material Adverse Effect. All taxes and other governmental assessments and charges upon the Borrowers or their properties, assets, income and franchises (including real property taxes and payroll taxes) but not subject of a Permitted Protest have been paid prior to delinquency except where the failure to so pay could not reasonably be expected to have a Material Adverse Effect. The Borrowers have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of any Borrower know of any basis for any such claim. The Borrowers do not intend to treat any Loans, Letters of Credit and/or related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

Section 4.28  Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Credit Instrument or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of Group Members or any of their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person.”

Section 4.29  No Burdensome Obligations; No Defaults. No Group Member is a party to any Contractual Obligation, no Group Member has Governing Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, have a Material Adverse Effect.

ARTICLE V

REPORTING COVENANTS

Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Agents to each of the following, as long as any Obligation or any Commitment remains outstanding, the Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

Section 5.1  Accounting System; Access. Maintain a system of accounting that enables the Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by the Administrative Agent. The Borrowers also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the inventory. The Borrowers shall further (a) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies and other reserves and (b) at all times engage independent certified public accountants satisfactory to the Administrative Agent as the independent certified public accountants of the Parent and its Subsidiaries and will not permit more than 90 days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Parent and its Subsidiaries and the appointment in such capacity of a successor firm registered with the Public Company Accounting Oversight Board.

Section 5.2  Collateral Reporting.

(a)  Provide the Administrative Agent (and if so requested by the Administrative Agent, with copies for each Lender) the documents set forth on Schedule 5.2 in accordance with the delivery schedule set forth thereon; and

(b)  concurrently with each delivery of a Compliance Certificate pursuant to Section 5.3(a)(iii), provide the Administrative Agent (and if so requested by the Administrative Agent, with copies for each Lender) with an updated Perfection Certificate illustrating all changes to the information set forth in the Perfection Certificate previously delivered pursuant to Section 3.1(a)(x) or this Section 5.2(b) (including such updates and amendments required by Section 4.4, 4.6, 4.18, 6.5 or 6.18 of this Agreement or the Guaranty and Security Agreement or any other provision of any Loan Document, except if such information is otherwise required to be provided under this Agreement); provided, that delivery of an updated Perfection Certificate shall not cure any Default or Event of Default occurring as a result of failure of the Group Members to give any prior notice or obtain any consent required under this Agreement.

Section 5.3  Financial Statements, Reports, Certificates. Deliver to the Administrative Agent, with copies to each Lender:

(a)  as soon as available, but in any event within 45 days after the end of each of the 11 Fiscal Periods during each of Parent’s Fiscal Years,

(i)  a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, in each case setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year;

(ii)  a certificate signed by the chief financial officer of Parent to the effect that:

(A)  the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries;

(B)  the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(C)  there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Borrowers have taken, are taking, or propose to take with respect thereto).

(iii)  a Compliance Certificate.

(b)  As soon as available, but in any event within 90 days after the end of each of Parent’s Fiscal Years, consolidated financial statements of Parent and its Subsidiaries for each such Fiscal Year, audited by independent certified public accountants reasonably acceptable to the Administrative Agent and certified by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, a copy of any “final” management letter delivered to Parent, its board of directors or any committees thereof), together with a certificate signed by the chief financial officer of Parent certifying as to the matters set forth in Section 5.3(a)(ii)(A)-(C) and a Compliance Certificate;

(c)  as soon as available, but in any event within 90 days after the end of each of Parent’s Fiscal Years, copies of the Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to the Administrative Agent, in its sole discretion, for the forthcoming Fiscal Year, on a month by month basis, certified by the chief financial officer of Parent as being such officer’s good faith reasonable estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby, it being understood that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any Projections may differ from the projected results and no assurance can be given that the Projections will be realized;

(d)  if and when filed by any Borrower,

(i)  Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports;

(ii)  any other filings made by any Borrower with the SEC;

(iii)  upon request by the Administrative Agent, in its Permitted Discretion, copies of the Borrowers’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service; and

(iv)  any other information that is provided by Parent to its shareholders generally;

provided, that for purposes of this clause (d), any information to be delivered hereunder shall be deemed to have been delivered when posted on the Parent’s website or otherwise made available on the website of the SEC;

(e)  as soon as a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof together with a reasonably detailed description thereof and a statement of the curative action that the Borrowers propose to take with respect thereto;

(f)  promptly after the commencement thereof, but in any event within 10 Business Days after the service of process with respect thereto on any Group Member, notice of all actions, suits, or proceedings brought by or against any Group Member before any Governmental Authority which, if determined adversely to such Group Member, reasonably could be expected to result in a Material Adverse Effect;

(g)  upon the request of the Administrative Agent in its Permitted Discretion, any other report reasonably requested relating to the financial condition of any Group Member; provided, that such reports shall not be overly burdensome for any Borrower to prepare; and

(h)  as part of the Compliance Certificate delivered pursuant to clause (a)(iii) above, each in form and substance satisfactory to the Administrative Agent, a certificate by the Responsible Officer of the Parent certifying that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (h)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents (including an updated Perfection Certificate as to locations of Collateral) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Governing Document of any Group Member or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

In addition to the financial statements referred to above, the Borrowers agree to deliver financial statements prepared on both a consolidated and consolidating basis; provided, that (a) only Parent’s consolidated financial statements shall be audited, (b) consolidating financial statements shall be prepared without footnotes, and (c) the Borrowers shall only be required to deliver balance sheets and income statements on a consolidating basis. Parent agrees to cooperate with the Administrative Agent to allow the Administrative Agent to consult with its independent certified public accountants if the Administrative Agent reasonably requests the right to do so (and the Administrative Agent shall notify Parent as to the timing of such consultation and permit Parent to be present thereat or to otherwise participate therein) and that, in such connection, their independent certified public accountants are authorized to communicate with the Administrative Agent and to release to the Administrative Agent whatever financial information concerning any Group Member that the Administrative Agent reasonably may request.

Section 5.4  Right to Inspect; Inventories, Appraisals Audits and Assessments.

(a)  The Administrative Agent (through any of its affiliates or any its or their respective officers, employees, or agents) shall have the right, from time to time hereafter (which shall be at reasonable times following reasonable notice to Parent, prior to the occurrence of and during the continuation of an Event of Default) to (i) visit and inspect the property of each Borrower and examine the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral in order to verify the Borrowers’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; (ii) discuss the affairs, finances and accounts of each Borrower with the Chief Financial Officer, the Treasurer or any Assistant Treasurer or any other Persons designated by such officers and (iii) communicate directly with any registered certified public accountants (including the Borrowers’ accountants) of any Borrower, and such accountants shall be authorized to communicate directly with the Administrative Agent, the Lenders, the L/C Issuers and their respective affiliates and to disclose to the Administrative Agent, the Lenders, the L/C Issuers or their respective affiliates, all financial statements and other documents and information as they might have and the Administrative Agent or any Lender or any L/C Issuer reasonably requests with respect to any Borrower.

(b)  Without limiting the generality of the foregoing:

(i)  At the Borrowers’ expense, an Approved Inventory Servicer shall conduct physical inventories at, at least 95% of the Borrowers’ store locations 1 time per Fiscal Year, and at each of the Borrowers’ distribution centers at least 1 time per Fiscal Year at such times as shall be determined by the Borrowers with notice to the Administrative Agent. The Administrative Agent, at the expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of inventory which is undertaken on behalf of the Borrowers at each of the Borrowers’ distribution centers and at not more than 10% of the Borrowers’ store locations. The Parent shall provide the Administrative Agent with the preliminary inventory levels at each store of each Borrower within 15 Business Days following the completion of such inventory. The Parent, within 45 days following the completion of each such physical inventory, in the aggregate, shall provide the Administrative Agent with an aggregate reconciliation of the results of such inventory and shall post such results to Borrowers’ stock ledger and general ledger, as applicable. The Administrative Agent, in its Permitted Discretion, if Adjusted Availability is less than 10% of the Aggregate Borrowing Base, may, and shall at the Required Lender’s direction, cause 1 additional inventory per Fiscal Year to be taken (at the expense of Borrowers).

(ii)  At the Borrowers’ expense, upon the request of the Administrative Agent from time to time, the Borrowers will obtain and deliver to the Administrative Agent, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of Lenders) with respect to the Books and Accounts and inventory components included in the Aggregate Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrowers) and inventory (including verification as to the value, location and respective types); provided, however, that the Borrowers shall not be obligated to pay for more than 2 commercial finance exams in any 12 month period unless Adjusted Availability is less than 10% of the Aggregate Borrowing Base, in which case, the Borrowers shall be obligated to pay for 4 commercial finance exams in such 12 month period; provided, further, that the Borrower shall be obligated to pay for any additional commercial finance exams conducted in connection with the Borrowers request to add Eligible Accounts of Wholesale, Accounts with respect to private label credit cards, or Accounts with respect to Permitted Acquisitions to the U.S. Borrowing Base.

(iii)  The Administrative Agent may from time to time obtain inventory appraisals conducted by such appraisers as are satisfactory to the Administrative Agent or conduct inventory appraisals (in all events, at the Borrowers’ expense). If the Administrative Agent determines that there have been changes in markdowns, inventory mix and composition, accounting methods or any other factors affecting the value of the Collateral, the Administrative Agent may in its Permitted Discretion have the inventory reappraised by a qualified appraisal company selected by the Administrative Agent from time to time after the Closing Date for the purpose of redetermining the Net Liquidation Percentage of the Eligible Inventory portion of the Collateral and, as a result, redetermining the Aggregate Borrowing Base; provided, however, that the Borrowers shall not be obligated to pay for more than 2 inventory appraisals in any 12 month period unless the Adjusted Availability is less than 10% of the Aggregate Borrowing Base, in which case, the Borrowers shall be obligated to pay for 4 inventory appraisals in such 12 month period; provided, further, that the Borrowers shall be obligated to pay for any additional inventory appraisals (A) conducted in connection with the Borrowers request to add inventory with respect to Permitted Acquisitions to the U.S. Borrowing Base and (B) with respect to inventory at a port of entry in a State of the United States or from a third party location to a location set forth on Schedule 4(b) of the Perfection Certificate.

(iv)  At the Borrowers’ expense, upon the request of the Administrative Agent, the Borrowers will obtain and deliver to the Administrative Agent, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, 1 real property appraisal in any 12 month period from an independent real estate appraiser satisfactory to the Administrative Agent (which may be affiliated with one of Lenders) with respect to the Eligible Real Property; provided, however, that if the Adjusted Availability is less than 10% of the Aggregate Borrowing Base, the Borrowers shall be obligated to pay for 1 “desktop” review of the most recent real property appraisal; provided, further, that (A) the Borrowers shall be obligated to pay for any real property appraisals conducted in connection with the Borrowers request to add Eligible Real Property, or Real Property acquired pursuant to Permitted Acquisitions, to the Borrowing Base and (B) any real property appraisal obtained in accordance with Section 2.8(a) shall not be subject to this clause (iv).

(v)  Upon the request of the Administrative Agent from time to time, the Borrowers shall furnish statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail and in form and reasonably satisfactory to the Administrative Agent.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Agents, as long as any Obligation or any Commitment remains outstanding, the Borrowers shall and shall cause each of their respective Subsidiaries to do each of the following:

Section 6.1  Returns. Account for returns of inventory and customer credits and record the effects thereof on the general ledger on the same basis and in accordance with the usual and customary practices of the applicable Borrower, as they exist at the time of the execution and delivery of this Agreement except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 6.2  Maintenance of Properties.

(a)  At all times preserve and keep in full force and effect each Borrower’s valid existence and good standing and any rights and franchises material to the Borrowers’ business;

(b)  Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear and tear excepted;

(c)  Cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

(d)  Continue to engage in the businesses of selling home furnishings at the retail and wholesale level, and related businesses; and

(e)  Comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder;

provided, that nothing in this Section 6.2 shall prevent the Borrowers from discontinuing the operation and maintenance of any of their properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the relevant Borrower, desirable in the conduct of its or their business and that do not in the aggregate cause a Material Adverse Effect.

Section 6.3  Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Group Members, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, as well as all claims for labor materials or supplies that if unpaid might by law become a Lien or charge upon its property, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. The Borrowers will and will cause their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the Administrative Agent with proof satisfactory to the Administrative Agent indicating that the applicable Group Member has made such payments or deposits.

Section 6.4  Insurance. At the Borrowers’ expense, maintain in full force and effect all policies of insurance respecting the Group Members’ assets wherever located, covering loss or damage by fire, theft, explosion, and other hazards and risks and also shall maintain business interruption, public liability, product liability, property damage, other casualty, workers’ compensation insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation, all as ordinarily are insured against by other Persons engaged in the same or similar business and with financially sound and reputable insurance companies or associations. All such policies of insurance shall be in such amounts which are customary for Persons engaged in the same or similar business and with nationally recognized insurance companies. The Borrowers shall deliver copies of all such policies to the Administrative Agent with a satisfactory lender’s loss payable endorsement naming the relevant Agent as loss payee (with respect to the Collateral) or additional insured, as appropriate. Each such policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever.

Section 6.5  Location of Inventory. Keep each Group Member’s inventory (other than Eligible In-Transit Inventory) only at the locations identified on Schedule 4(b) of the Perfection Certificate and their chief executive offices only at the locations identified on Section 2(b) of the Perfection Certificate; provided, however, that (a) Parent may amend Section 2(b) and Schedule 4(b) of the Perfection Certificate so long as such amendment occurs by written notice to the Administrative Agent not less than 30 days prior to the date on which such inventory is moved to such new location or such chief executive office is relocated, so long as such new location is within the United States or Canada (other than Eligible In-Transit Inventory), which amendment shall be included in any Perfection Certificate delivered pursuant to Section 5.2, and so long as, at the time of such written notification, the applicable Borrower provides any financing statements or other documents necessary to perfect and continue the Administrative Agent’s Liens on such assets and also provides a Collateral Access Agreement with respect thereto if such location is a warehouse, distribution center, fulfillment center, contract warehouse or other real property (other than a retail store location) leased by a Borrower, and (b) each Group Member may keep inventory during the period from September 1 to December 31 of each year at warehouses leased by such Persons or in a fulfillment center or contract warehouse, in each case without a Collateral Access Agreement, in an aggregate amount not to exceed 5% of the Cost of Eligible Inventory.

Section 6.6  Compliance with Laws, Etc. Comply with all Requirements of Law, and orders of any Governmental Authority, and make all necessary filings with, and give all appropriate notices to, Governmental Authorities, including the Fair Labor Standards Act and the Americans With Disabilities Act, and with all Contractual Obligations and Permits, other than laws, rules, regulations, orders, Contractual Obligations and Permits the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.7  Leases. Pay when due all rents and other amounts payable under any leases to which any Group Member is a party or by which any Group Member’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or unless nonpayment of such rents and other amounts individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

Section 6.8  Existence. At all times preserve and keep in full force and effect each Group Member’s valid existence and good standing and any rights and franchises material to their businesses except as otherwise permitted pursuant to Section 7.4.

Section 6.9  Environmental. Except for such Environmental Liens, failures to comply, releases, Environmental Actions, notices, citations or orders which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect (a) keep any property either owned or operated by any Group Member free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with all applicable Environmental Laws and provide to the Administrative Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify the Administrative Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Group Member and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide the Administrative Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Group Member, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Group Member, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Effect.

Section 6.10  Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify the Administrative Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect (other than industry-wide risks normally associated with the types of businesses conducted by the Group Members) in light of the circumstances in which made; provided, that Projections, Perfection Certificates and Schedules furnished to the Lender Group shall be deemed to be updated as and when delivered pursuant to and in accordance with the terms hereof. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement, any Perfection Certificate or any of the Schedules hereto.

Section 6.11  Formation of Subsidiaries; Further Assurances. (a) At the time that any Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower shall (i) cause such new Subsidiary to provide to the Administrative Agent a joinder to this Agreement and the Guaranty and Security Agreement or the Canadian Security Documents, as applicable, allonges to Notes, and other security documents, as well as appropriate UCC-1 financing statements, PPSA or other relevant filings in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request, all in form and substance satisfactory to the Administrative Agent (including being sufficient to grant the Administrative Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary in scope similar to the collateral granted hereunder); and (ii) provide to the Administrative Agent all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. (b) The Borrower shall take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date (or, for Collateral located outside the United States, a similar priority acceptable to the Administrative Agent). Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

Section 6.12  Additional Collateral Covenants. Except for Permitted Liens, be the owners of the Collateral free from any right or claim of any other Person or any Lien, and shall defend the same against all claims and demands of all Persons at any time claiming the same or any interests therein adverse to the Administrative Agent or any Lender. The Borrowers may grant such allowances, discounts or other adjustments to the Borrowers’ Account Debtors as the Borrowers may reasonably deem to accord with sound business practice pursuant to past practices.

Section 6.13  Investment Proceeds, Etc. The proceeds of any funds received by any Borrower whether or not from ordinary course business operations (including, without limitation, tax refunds, damage awards, or insurance or condemnation proceeds) with respect to the Collateral shall be deposited directly into the Cash Collateral Account to be applied on account of the Obligations in accordance with Section 2.12 if a Cash Dominion Event has occurred and is continuing.

Section 6.14  Immediate Notice to the Administrative Agent.

(a)  The Parent shall provide the Administrative Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall state with reasonable particularity the facts and circumstances of the event for which such notice is being given:

(i)  The completion of any physical count of all or a material portion of the Borrowers’ inventory (together with a copy of the results thereof certified by the Parent);

(ii)  Any failure by the Borrowers to pay rent on a timely basis at 20% or more of any of the Borrowers’ locations, and as and when such rent payment is due;

(iii)  Any Material Adverse Effect;

(iv)  The occurrence of any Default or Event of Default;

(v)  Any setoff, claims, withholdings or other defenses to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject; or

(vi)  The obtaining of an organization identification number by any Borrower which did not have one on the Closing Date, together with such number.

(b)  The Parent shall:

(i)  Provide the Administrative Agent, when so distributed, with copies of any materials distributed to the shareholders of any Borrower (provided, that for purposes of this clause (i), any materials to be delivered hereunder shall be deemed to have been delivered when posted on the Parent’s website or otherwise made available on the website of the SEC);

(ii)  Add the Administrative Agent as an addressee on all mailing lists maintained by or for Borrowers;

(iii)  At the reasonable request of the Administrative Agent, from time to time, provide the Administrative Agent with copies of all requested advertising (including copies of all print advertising and duplicate tapes of all requested video and radio advertising);

(iv)  At the request of the Administrative Agent, provide the Administrative Agent, following review by the Audit and Finance Committee of the Parent’s Board of Directors, with a copy of any management letter or similar communications from any accountant of the Borrowers; and

(v)  Provide the Administrative Agent with details of all credit card arrangements to which any Group Member is from time to time a party, including details relating to such Group Member’s compliance with the terms of payment to the applicable the Cash Collateral Account of the proceeds of all credit card charges for sales by such Group Member.

(vi)  The Parent shall provide the Administrative Agent with (a) prior written notice of any entity’s becoming or ceasing to be a Subsidiary and (b) prompt written notice of any entity’s becoming or ceasing to be an Affiliate (other than a Subsidiary).

Section 6.15  Certain Subsidiaries. The Parent shall not permit Bailey Street Trading Company and BMAJ, Inc. to engage in any trade or business or own any assets or incur any Indebtedness to any Person. The Bombay Furniture Company, Inc. shall not engage in any business or activity other than managing the foreign offices of the Group Members and holding immaterial assets incidental thereto.

Section 6.16  Further Assurances. Cooperate with Lenders and the Administrative Agent and execute such further instruments and documents as Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

Section 6.17  Governing Documents. Deliver to the Administrative Agent complete and correct copies of all documents modifying any term of any Governing Document of any Group Member or joint venture thereof on or prior to the date of delivery of any Compliance Certificate delivered pursuant to Section 5.3(a)(iii).

Section 6.18  Deposit Accounts; Securities Accounts and Cash Collateral Accounts.

(a)  The Borrowers shall (i) establish and maintain cash management services of a type and on terms satisfactory to the Administrative Agent at one or more of the banks (a “Cash Management Bank”) set forth on Schedule 8 of the Perfection Certificate, (ii) promptly, and in any event no later than the first Business Day after the date of receipt thereof, cause all Collections of Borrowers or cash proceeds of Accounts of Borrowers to be deposited only into Store Accounts or Concentration Accounts, each set forth on Schedule 8 of the Perfection Certificate and (iii) direct all Cash Management Banks with Store Accounts to (A) so long as no Cash Dominion Event has occurred and is continuing, cause all Collections of Borrowers in an amount greater than $50,000 to be transferred no less frequently than twice each week, to and only to, a Concentration Account or a Cash Collateral Account, and (B) after the occurrence and during the continuance of a Cash Dominion Event cause all Collections of Borrowers in an amount greater than $10,000 then held in each such Store Account to be transferred no less frequently than once each day to, and only to, a Concentration Account or a Cash Collateral Account. If, notwithstanding the provisions of this Section 6.18, after the occurrence and during the continuance of a Cash Dominion Event, any Borrower receives or otherwise has dominion over or control of any Collections, such Borrower shall hold such Collections in trust for the Administrative Agent or the Canadian Agent, as the case may be, and shall not commingle such Collections with any of Borrowers’ other funds or deposit such Collections in any account of Borrowers except as instructed by the Administrative Agent or the Canadian Agent, as the case may be.

(b)  Borrowers shall establish and maintain Control Agreements with the Administrative Agent or the Canadian Agent, as applicable, and each Cash Management Bank with respect to each Concentration Account. Each such Control Agreement shall provide, among other things, that after the occurrence and during the continuance of a Cash Dominion Event, (i) upon notice from the Administrative Agent or the Canadian Agent, as applicable, the Cash Management Bank will comply with instructions of the Administrative Agent or the Canadian Agent, as applicable, directing the disposition of funds in the Concentration Account without further consent by Borrowers, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Concentration Account, other than for payment of its service fees and other charges directly related to the administration of such Concentration Account and for returned checks or other items of payment, and (iii) it immediately will forward by daily sweep all amounts in the applicable Concentration Accounts to a Cash Collateral Account designated by the Administrative Agent or the Canadian Agent, as applicable.

(c)  Borrowers shall establish and maintain Credit Card Agreements with the Administrative Agent or the Canadian Agent, as applicable, and each Credit Card Processor. Each such Credit Card Agreement shall provide, among other things, that each such Credit Card Processor shall transfer all proceeds due with respect to credit card charges for sales (net of expenses and chargebacks of the Credit Card Issuer or Credit Card Processor) by Borrowers received by it (or other amounts payable by such Credit Card Processor) into a designated Concentration Account on a daily basis. Borrowers shall not attempt to change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of the Administrative Agent or the Canadian Agent, as applicable.

(d)  So long as no Cash Dominion Event has occurred and is continuing, the Parent may amend Schedule 8 of the Perfection Certificate to add or replace a Cash Management Bank or deposit account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to the Administrative Agent and the Administrative Agent shall have consented in writing in advance to the opening of such deposit account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of any Concentration Account, Borrowers and such prospective Cash Management Bank shall have executed and delivered to the Administrative Agent or the Canadian Agent, as applicable, a Control Agreement in accordance with clause (b) above. Borrowers shall close any of their deposit accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Administrative Agent or the Canadian Agent, as applicable, that the creditworthiness of any Cash Management Bank is no longer acceptable in the Administrative Agent’s or the Canadian Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from the Administrative Agent or the Canadian Agent, as applicable, that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Concentration Accounts or the Administrative Agent’s or the Canadian Agent’s liability under any Control Agreement with such Cash Management Bank is no longer acceptable in the Administrative Agent’s or the Canadian Agent’s reasonable judgment. If, notwithstanding the provisions of this Section 6.18, after the occurrence and during the continuance of a Cash Dominion Event, any Borrower receives or otherwise has dominion over or control of any Collections, such Borrower shall hold such Collections in trust for the Administrative Agent or the Canadian Agent, as applicable, and shall not commingle such Collections with any of the Borrowers’ other funds or deposit such Collections in any account of the Borrowers except as instructed by the Administrative Agent or the Canadian Agent, as applicable.

(e)  After the occurrence and during the continuance of a Cash Dominion Event, the deposit accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrowers have granted a Lien on each deposit account to the Administrative Agent or the Canadian Agent pursuant to the Loan Documents.

(f)  Following the occurrence of a Cash Dominion Event, the Borrowers agree that they will not, and will not permit their Subsidiaries to, transfer assets out of any of their deposit accounts or securities accounts. Following the occurrence of a Cash Dominion Event, the Borrowers agree that they will and will cause their Subsidiaries to take any or all reasonable steps that the Administrative Agent requests in order for the Administrative Agent to obtain control in accordance with the UCC with respect to any of its or their securities accounts, deposit accounts, electronic chattel paper, investment property, and letter-of-credit rights. No arrangement contemplated hereby or by any Control Agreement in respect of any deposit accounts, securities accounts or other investment property shall be modified by Borrowers without the prior written consent of the Administrative Agent. Upon the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent may notify any bank or securities intermediary to liquidate the applicable deposit account or securities account or any related investment property maintained or held thereby and remit the proceeds thereof to a Cash Collateral Account identified by the Administrative Agent.1

(g)  Neither the Administrative Agent nor the Canadian Agent shall have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any deposit account. From time to time after funds are deposited in any Cash Collateral Account, the Administrative Agent or the Canadian Agent, as applicable, may apply funds then held in such Cash Collateral Account to the payment of Obligations in accordance with Section 2.12. No Group Member and no Person claiming on behalf of or through any Group Member shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all Commitments and the payment in full of all Obligations and, in the case of L/C Cash Collateral Accounts, the termination of all outstanding Letters of Credit.

Section 6.19  Release of Eligible Real Property. On or after the date that is 6 months after the Closing Date, following the Parent’s written request therefor, the Administrative Agent shall release its Lien upon the Eligible Real Property, at the expense of the Borrowers, so long as (a) Borrowers shall have provided the Administrative Agent with fifteen (15) Business Days’ prior notice thereof; (b) Borrowers shall have complied with Section 2.8(a), if applicable; (c) at the time of such request and after giving effect thereto no Default or Event of Default shall have occurred and be continuing and (d) Adjusted Availability at the time of such request and after giving effect thereto shall be not less than 20% of the Aggregate Borrowing Base on such date and for the next two Fiscal Periods succeeding the Fiscal Period in which such release shall occur.

Section 6.20  [Reserved].

Section 6.21  Grant of Non-Exclusive License. For the purpose of enabling the Administrative Agent to exercise the Administrative Agent’s rights and remedies under Section 8 of this Agreement and Section 6.1 of the Guaranty and Security Agreement (including, without limitation, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral) at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies under Section 8 of this Agreement and Section 6.1 of the Guaranty and Security Agreement, each U.S. Borrower hereby (a) grants to the Administrative Agent and its agents, for the benefit of each Secured Party, a royalty free, non-exclusive, irrevocable worldwide license, such license being with respect to the Administrative Agent’s exercise of its rights and remedies under Section 8 of this Agreement and Section 6.1 of the Guaranty and Security Agreement including, without limitation, in connection with any completion of the manufacture of inventory or any sale or other disposition of inventory (i) to use, apply, and affix any trademark, trade name, logo, or the like in which any U.S. Borrower now or hereafter has rights, (ii) to use, license or sublicense any Intellectual Property or computer software now owned, held or hereafter acquired by such U.S. Borrower, including in such license access to all media such and to the extent to which any of the licensed items may be recorded or stored and to all computer software programs such and to the extent used for the compilation or print out thereof; provided, that each Agent’s use of the property described in clauses (i) and (ii) above will comply with all Requirements of Law, and (iii) to use any and all furniture, fixtures and equipment contained in any premises owned or occupied by any U.S. Borrower in connection with the exercise of each Agent’s rights and remedies under Section 8 of this Agreement and Section 6.1 of the Guaranty and Security Agreement, and (b) agrees to provide the Administrative Agent and/or its agents with access to, and the right to use, any such premises owned or occupied by any U.S. Borrower.

Section 6.22  Post-Closing Covenants. (a) The Borrowers shall, within 45 days after the Closing Date (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), deliver such Collateral Access Agreements as the Administrative Agent shall request in its Permitted Discretion.

(b) The Borrowers shall, no later than February 3, 2007 (or such later date as shall be acceptable to the Administrative Agent in its Permitted Discretion), deliver to the Administrative Agent evidence that (i) the bank account number 978328656215 at the Bank of Nova Scotia has been rendered inactive, (ii) the bank account number 978320144911 at the Bank of Nova Scotia either (A) has been rendered inactive or (B) is functioning solely as a Store Account and all amounts therein are swept into an account over which there is a Control Agreement and (iii) all payments from credit cards and Canadian Store Accounts are swept on a daily basis into an account at the Royal Bank of Canada over which the Canadian Agent has a valid perfected Lien pursuant to a Control Agreement.

ARTICLE VII

NEGATIVE COVENANTS

Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Agents, as long as any Obligation or any Commitment remains outstanding, no Borrower shall, nor shall it permit any Group Member to:

Section 7.1  Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)  the Obligations;

(b)  Indebtedness set forth on Schedule 7.1;

(c)  Permitted Purchase Money Indebtedness;

(d)  refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in the Administrative Agent’s Permitted Discretion, materially impair the prospects of repayment of the Obligations by the Borrowers or materially impair the Borrowers’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Borrower as liable with respect thereto if such additional Borrowers were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(e)  at any time following the release of the Eligible Real Property in accordance with Section 6.19, Permitted Office Building Indebtedness and all refinancings, renewals, or extensions thereof (and continuance or renewal or any Permitted Liens associated therewith);

(f)  endorsement of instruments or other payment items for deposit;

(g)  Indebtedness composing Permitted Investments;

(h)  Indebtedness of a Borrower to another Borrower;

(i)  Indebtedness of a Group Member in respect of Hedging Agreements entered into by such Person with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of such Person that is accruing interest at a variable rate; provided, that each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who at the time the contract is made has long-term obligations rated A or Aa3 or better, respectively, by S&P and Moody’s; and

(j)  other unsecured Indebtedness of any Group Member, in an aggregate amount not to exceed at any time $2,000,000.

Section 7.2  Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) or (e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

Section 7.3  Restrictions on Negative Pledges and Upstream Limitation.

(a)  Enter into or permit to exist any arrangement or agreement (excluding this Agreement and the other Loan Documents) which directly or indirectly prohibits any Group Member from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of their Subsidiaries whether now owned or hereafter acquired; or

(b)  Enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of any Borrower to pay or make dividends or distributions in cash or kind to the Borrowers, to make loans, advances or other payments of whatsoever nature to the Borrowers, or to make transfers or distributions of all or any part of its assets to the Borrowers;

in each case other than (i) restrictions on specific assets which assets are the subject of Permitted Purchase Money Indebtedness or at any time following the release of the Eligible Real Property in accordance with Section 6.19, Permitted Office Building Indebtedness, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Group Member in the ordinary course of its business and (iii) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

Section 7.4  Restrictions on Fundamental Changes. (a) Enter into any merger or consolidation, (b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or (c) convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, except:

(i)  any Borrower may be merged with or into another Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower; provided, that (A) at the time of any such event, no Event of Default shall exist or shall result from such event and (B) in the case of such an event, a Borrower shall be the continuing or surviving Person;

(ii)  (A) any Subsidiary of a Borrower that is a Domestic Person may be merged with or into another Subsidiary of a Borrower that is a Domestic Person, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Subsidiary of a Borrower that is a Domestic Person; provided, that at the time of any such event no Event of Default shall exist or shall result from such event, and (B) any Subsidiary of a Borrower that is a Domestic Person may be merged with and into a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower; provided, that (1) at the time of any such event, no Event of Default shall exist or shall result from such event, (2) a Borrower shall be the continuing or surviving Person, and (3) the Borrowers shall have obtained the Administrative Agent’s prior written consent;

(iii)  in connection with (A) sales or closures of stores or distribution centers in the normal course of business, and (B) dispositions of inventory and other assets located at such locations (or used in connection with the operation thereof) and related non-depreciated leasehold interests related thereto, in each case on reasonable terms consistent with such Person’s usual practice in connection with such sales or closures; provided, that the proceeds of such sales and dispositions of inventory closures are used to repay or prepay the Obligations pursuant to Section 2.8;

(iv)  the sale, in one transaction or a series of transactions, of the Bombay Office Complex;

(v)  dispositions permitted by Section 7.5; and

(vi)  any other disposition of assets in any Fiscal Year for full and fair consideration as long as the value of such assets does not exceed $1,000,000.

Section 7.5  Disposal of Assets; Sale and Leaseback. Other than Permitted Dispositions, and dispositions permitted by Section 7.4, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Group Member. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any Group Member shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that any Group Member intends to use for substantially the same purpose as the property being sold or transferred other than (a) sale leaseback transactions (in one transaction or a series of transactions) in respect of the Bombay Office Complex and (b) other sale leaseback transactions not to exceed $2,500,000 in the aggregate at any time.

Section 7.6  Change Name; Change Governing Documents. (a) Change any Group Member’s name, FEIN, organizational identification number, type of organization, jurisdiction of organization or other legal structure or relocate any Group Member’s chief executive office to a new location, without the consent of the Administrative Agent (not to be unreasonably withheld so long as, at the time of such request for consent, such Group Member provides any financing statements necessary to perfect and continue perfected the Administrative Agent’s Liens or any constitutive documents resulting from such change); provided, however, that a Group Member may change its name or chief executive office location upon at least 30 days prior written notice by Parent to the Administrative Agent of such change and so long as, at the time of such written notification, such Group Member provides any financing statements necessary to perfect and continue perfected the Administrative Agent’s Liens; provided, further, that no Group Member shall change its name, identity or corporate or organizational structure in any manner that might make any financing statement filed in connection herewith or any other Loan Document materially misleading within the meaning of section 46(4) of the PPSA (or any comparable provision then in effect) except upon prior written notice to the Administrative Agent and after the Administrative Agent’s written acknowledgement that any reasonable action requested by the Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Lenders; or

(b) Change, waive or otherwise modify any Governing Document of, or otherwise change the capital structure of, any Group Member (including the terms of any of their outstanding Stock or Stock Equivalents), in each case except for those modifications and waivers that (i) do not elect, or permit the election, to treat the Stock Equivalents of any limited liability company (or similar entity) as certificated and (ii) do not materially affect the rights and privileges of any Group Member and do not materially affect the interests of any Secured Party under the Loan Documents or in the Collateral.

Section 7.7  Prepayments and Amendments. Except in connection with a refinancing permitted by Section 7.1(d),

(a)  prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Group Member, other than the Obligations in accordance with this Agreement; or

(b)  directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b) or (c).

Section 7.8  Consignments. Consign any of their inventory or sell any of their inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except for (a) consignments of inventory not to exceed the aggregate Cost amount of $1,000,000 at any time, and (b) rights of purchasers to return inventory pursuant to any Group Member’s return policy.

Section 7.9  Distributions. Other than distributions or declaration and payment of dividends by a Borrower to another Borrower, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock or options or rights with respect to common Stock) on, or purchase, acquire, redeem, or retire any of any Borrower’s Stock, of any class, whether now or hereafter outstanding; provided, however, that (a) the Borrowers may purchase, acquire, redeem or retire any of the Borrowers’ Stock or may pay cash dividends on any Borrowers’ Stock so long as (i) at the time of such purchase, acquisition redemption, retirement, payment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect thereto, Availability shall be at least equal to $25,000,000 and the Parent shall have delivered to the Administrative Agent a Compliance Certificate and Projections evidencing the maintenance of Availability of at least $25,000,000 for the 2 Fiscal Quarters then ended immediately prior to such purchase, acquisition, redemption or retirement of any Borrower’s Stock and (b) Borrowers may make distributions or declare and pay any dividends on and may purchase, acquire, redeem, or retire any Borrower’s Stock in a substantially contemporaneous exchange for common Stock or other common equity interests of such Borrower (including as a result of new issuances of common Stock or common equity interests).

Section 7.10  Accounting Methods. Modify or change their Fiscal Year or their method of accounting (other than as may be required to conform to GAAP).

Section 7.11  Investments, Acquisitions. Except for Permitted Investments and Permitted Acquisitions, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that such Investments will be considered Investments permitted by this Section 7.11 only if all actions have been taken to the satisfaction of the Administrative Agent to provide to the Administrative Agent, for the benefit of Lenders and the Administrative Agent, a first priority perfected security interest in all of such Investments free of all Liens other than Permitted Liens.

Section 7.12  Transactions with Affiliates. Engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business except (a) reasonable and customary fees and other consideration paid to members of the board of directors of Parent and (b) compensation and benefit arrangements for officers and other employees of any Group Member entered into in the ordinary course of business and (c) transactions among Parent and its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices. Each Affiliate of the Borrowers is listed on Schedule 7.12 (as such Schedule may be updated from time to time).

Section 7.13  Suspension. Suspend or go out of a substantial portion of their business, other than in relation to Permitted Dispositions or transactions expressly permitted by Sections 7.4 and 7.5.

Section 7.14  Use of Proceeds. Use the proceeds of the Loans for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to the lenders under the Existing Credit Agreement, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

Section 7.15  Inventory with Bailees. Unless the Administrative Agent has granted its prior written consent and the Borrowers have delivered to the Administrative Agent a Bailee Acknowledgment with respect to the applicable inventory, no inventory shall at any time now or hereafter be stored with a bailee, warehouseman, or similar party (other than inventory located at retail locations).

Section 7.16  Store Openings and Closings. Other than in respect of the store closings set forth on Schedule 7.16, open or close any location at which the Borrowers maintain, offer for sale or store any of the Collateral unless the Borrowers have provided the Administrative Agent at least 30 days’ prior written notice of such opening or closing and (a) in the case of any such opening, such opening results in no more than a 24 store difference in the projected store openings set forth in the Projections or (b) in the case of any such closing, such closing results in no more than a 24 store difference in the projected store openings set forth in the Projections.

Section 7.17  Securities Accounts. Establish or maintain any securities account unless the Administrative Agent shall have received a Control Agreement in respect of such securities account in compliance with Section 6.18. No Borrower shall transfer assets out of any securities account; provided, however, that, so long as no Cash Dominion Event has occurred and is continuing or would result therefrom, the Borrowers may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

Section 7.18  Deposit Accounts, Credit Card Agreements, etc. (a) Establish any bank accounts, credit card clearinghouse or processors, other than those deposit accounts, securities accounts, Credit Card Agreements and other accounts, all listed on Schedule 8 of the Perfection Certificate or Schedule 4.20, without providing advance written notice to the Administrative Agent, provided that, in the case of securities accounts and deposit accounts, the Borrowers shall provide the Administrative Agent with Control Agreements simultaneously with the opening of such new accounts, (b) violate directly or indirectly any Control Agreement with respect to a Controlled Deposit Account or a Controlled Securities Account or other bank agency or lock box agreement in favor of the Administrative Agent for the benefit of the Lender Group with respect to such account, (c) deposit into any of the payroll accounts listed on Schedule 8 of the Perfection Certificate any amounts in excess of amounts necessary to pay current payroll obligations from such accounts or (d) change any direction or designation relating to any Credit Card Processor.

Section 7.19  Employee Benefit Plans.

(a)  Engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could reasonably be expected to result in a Material Adverse Effect; or

(b)  permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)  fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Group Member pursuant to §302(f) or §4068 of ERISA; or

(d)  amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e)  establish, maintain, contribute to, or have any obligation or liability, contingent or otherwise, with respect to a Benefit Plan, Canadian Benefit Plan or Canadian Pension Plan; or

(f)  permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than $250,000.

Section 7.20  Margin Regulations. Use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1  Definition. Each of the following shall be an Event of Default:

(a)  any Borrower shall fail to pay (i) when due any installment of principal whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment of the Obligations, (ii) when due any L/C Reimbursement Obligation payable to any L/C Issuer, and (iii) any interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees under any Loan Document or any other Obligation not set forth in the preceding clauses (i) or (ii) herein (x) so long as any Cash Dominion Event shall not have occurred, within 5 days after the date due, and (y) when the same shall be due and payable at any time any Cash Dominion Event shall have occurred;

(b)  (i) any Group Member shall fail to comply with any of the provisions contained in Sections 5.2 (with respect to delivery of the Borrowing Base Certificate), 6.8, 6.14(a)(iii), 6.14(a)(iv), 6.18, or Article VII; (ii) any Group Member shall fail to comply with any of the provisions contained in Sections 5.2 (other than with respect to delivery of the Borrowing Base Certificate) or 6.4 for 5 Business Days, (iii) any Group Member shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Article VIII) for 20 days after written notice of such failure has been given to the Parent by the Administrative Agent; and (iv) any representation or warranty of any Group Member in this Agreement or any of the other Loan Documents or any Record or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(c)  if any material portion of any Group Member’s assets is attached, seized, subject to a writ or distress warrant, levied upon, or comes into the possession of any third Person and the same is not discharged for 30 days or more;

(d)  if an Insolvency Proceeding is commenced by any Group Member;

(e)  if an Insolvency Proceeding is commenced against any Group Member, and any of the following events occur: (i) the applicable Group Member consents to the institution of the Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each Lender and the L/C Issuer shall be relieved of its obligations to extend credit hereunder, (iii) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each Lender and each L/C Issuer shall be relieved of its obligation to extend credit hereunder, (iv) a trustee, custodian, liquidator, monitor, receiver or receiver manager is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Group Member, (v) an order for relief shall have been entered therein, (vi) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors or (vii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (vi) above;

(f)  if any Group Member is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(g)  if a notice of Lien, levy, or assessment is filed of record with respect to any Group Member’s assets by any Governmental Authority, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Group Member’s assets and the same is not paid prior to becoming delinquent;

(h)  if any Group Member suffers the entry against it of a final judgment for the payment of money in excess of $1,000,000 (not covered by insurance) and such judgment is unstayed and undischarged for a period of thirty consecutive days after the date of entry thereof;

(i)  if there is a default in any material agreement to which any Group Member is a party relative to such Person’s Indebtedness involving an aggregate amount of $10,000,000, or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Group Member’s obligations thereunder, or to terminate such agreement;

(j)  if any Group Member makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions application to such Indebtedness;

(k)  if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or Agents’ Liens the Collateral with a value in excess of $5,000,000 shall cease to be perfected, or shall cease to have the priority contemplated by the Loan Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Group Member or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)  any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $1,000,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $1,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of § 302(f)(1) of ERISA), provided that the Administrative Agent determines in its Permitted Discretion that such event (x) could be expected to result in liability of any Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and (y) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(m)  any Group Member shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against any Group Member, a punishment for which in any such case could include the forfeiture of any assets of such Group Member not included in the Aggregate Borrowing Base or any assets of such Group Member not included in the Aggregate Borrowing Base but having a fair market value in excess of $5,000,000; or

(n)  a Change of Control shall occur.

Section 8.2  Remedies. During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrowers and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following: (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan and any L/C Issuer may have hereunder to Issue any Letter of Credit or (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Parent and the Borrowers (and, to the extent provided in any other Loan Document, other Loan Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 8.1(e)(ii), (x) the Commitments of each Lender to make Loans and the commitment of each L/C Issuer to Issue Letters of Credit shall each automatically be terminated and (y) each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Borrowers (and, to the extent provided in any other Loan Document, any other Loan Party).

Section 8.3  Actions in Respect of Letters of Credit. At any time (a) upon the Revolving Credit Termination Date, (b) after the Revolving Credit Termination Date when the aggregate funds on deposit in L/C Cash Collateral Accounts shall be less than 103% of the L/C Obligations for all Letters of Credit at such time and (c) as required by Section 2.12(c), the U.S. Borrowers shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 10.11, for deposit in a L/C Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 103% of the L/C Obligations for all Letters of Credit at such time (not to exceed, in the case of clause (c) above, the payment to be applied pursuant to Section 2.12(c) to provide cash collateral for Letters of Credit).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1  Appointment and Duties. (a) Appointment of Agents. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 9.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Each Lender hereby appoints GE Canada Finance Holding Company (together with any successor Canadian Agent pursuant to Section 9.9) as the Canadian Agent hereunder and authorizes the Canadian Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Canadian Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)  Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Agents shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and are hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any Insolvency Proceeding described in Section 8.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, in the case of an obligation of the U.S. Borrowers, and the Canadian Agent, in the case of an obligation of Bombay Canada, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent, the Canadian Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent and the Canadian Agent hereby appoint, authorize and direct each other, each Lender and L/C Issuer to act as collateral sub-agent for the Administrative Agent, the Canadian Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct each other, the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent or the Canadian Agent, as applicable, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)  Limited Duties. Under the Loan Documents, the Administrative Agent and the Canadian Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in Section 2.14(b) with respect to the Register and in Section 9.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, “Canadian Agent” and Agent” the terms “agent”, “administrative agent” “Canadian agent”, and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Administrative Agent or the Canadian Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 9.2  Binding Effect. Each Lender and each L/C Issuer agrees that (i) any action taken by the Administrative Agent, the Canadian Agent, or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent or Canadian Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent the Canadian Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 9.3  Use of Discretion. (a) No Action without Instructions. Neither the Administrative Agent nor the Canadian Agent shall be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders.

(b)  Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, neither the Administrative Agent nor the Canadian Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, the requesting Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any of its Related Person thereof or (ii) that is, in the opinion of such Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 9.4  Delegation of Rights and Duties. The Agents may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article IX to the extent provided by such Agent.

Section 9.5  Reliance and Liability. (a) The Agents may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.2(e), (ii) rely on the Register to the extent set forth in Section 2.14, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)  None of the Agents and their Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, L/C Issuer, and the Borrowers hereby waive and shall not assert (and each of the Borrowers shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the relevant Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agents:

(i)  shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of such Agent);

(ii)  shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)  makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Loan Party’s Related Person in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the relevant Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agents in connection with the Loan Documents; and

(iv)  shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the relevant Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer and the Borrowers hereby waives and agrees not to assert (and each of the Borrowers shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Agents based thereon.

Section 9.6  Agent Individually. The Agents and their Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as an Agent and may receive separate fees and other payments therefor. To the extent the Agents or any of their Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Canadian Lender”, “U.S. Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the relevant Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Canadian Lender or U.S. Lender or as one of the Required Lenders, respectively.

Section 9.7  Lender Credit Decision. Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Agents, any Lender or L/C Issuer or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by any Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by any Agent to the Lenders or L/C Issuers, the Agents shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of either Agent or any of its Related Persons.

Section 9.8  Expenses; Indemnities. (a) Each Lender agrees to reimburse the Agents and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Facilities of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Agents or any of their Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)  Each Lender further agrees to indemnify the Agents and each of their Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Pro Rata Share with respect to the Facilities of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agents or any of their Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by any Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to any Agent or any of its Related Persons to the extent such liability has resulted from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person.

Section 9.9  Resignation of Administrative Agent or L/C Issuer.

(a)  Either Agent may resign at any time by delivering notice of such resignation to the Lenders and the Parent, effective on the date set forth in such notice (or provided such effective date is at least 30 days after the date of such notice). If an Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent or Canadian Agent. If, within 30 days after the retiring Agent has given notice of resignation, no successor Administrative Agent or Canadian Agent has been appointed by such Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Canadian Agent, as applicable from among the relevant Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Parent, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)  Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the relevant Lenders shall assume and perform all of the duties of such Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Administrative Agent or Canadian Agent, as the case may be, under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent or Canadian Agent, as the case may be, a successor Administrative Agent or Canadian Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent or Canadian Agent under the Loan Documents.

(c)  Any L/C Issuer may resign at any time by delivering notice of such resignation to the Administrative Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

Section 9.10  Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs the Administrative Agent and the Canadian Agent, as applicable, to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)  any Subsidiary of a Borrower from its guaranty of any Obligation of any Loan Party or any Borrower (other than Parent) if all of the Securities of such Person owned by any Group Member are Sold in a Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Sale, such Person would not be required to guaranty any Obligations pursuant to Section 6.11 or be a Borrower hereunder; and

(b)  any Lien held by an Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 6.11 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 7.2 and (iii) all of the Collateral and all Loan Parties, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations that the Agents have been notified in writing are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, in the case of any L/C Obligation, a back-up letter of credit has been issued), in amounts and on terms and conditions and with parties satisfactory to the Agents and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Agents, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Agent.

Each Lender and L/C Issuer hereby directs the Agents, and the Agents hereby agree, upon receipt of reasonable advance notice from the Parent, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.10.

Section 9.11  Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent or the Canadian Agent, as applicable, and all other Secured Parties, that such Secured Party is bound by (and, if requested by the relevant Agent, shall confirm such agreement in a writing in form and substance acceptable to the relevant Agent) this Article IX, Section 10.8 (Right of Setoff), Section 10.9 (Sharing of Payments) and Section 10.20 (Confidentiality) and the decisions and actions of the relevant Agent and the Required Lenders to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) each of the Agents, the Lenders and the L/C Issuers shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.1  Amendments, Waivers, Etc. (a) No amendment or waiver of any provision of any Loan Document (other than the Fee Letter, the Control Agreements and the L/C Reimbursement Agreement) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (i) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and the Parent, (ii) in the case of any other waiver, or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers; provided, however, that no amendment, consent or waiver described in clauses (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)  waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii)  increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)  reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, (B) any fee or accrued interest payable to such Lender or (C) if such Lender is a Revolving Credit Lender, any L/C Reimbursement Obligation or any obligation of the Borrowers to repay (whether or not on a fixed date) any L/C Reimbursement Obligation; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase, (y) any modification to the definition of Adjusted Availability or principally used therein or (z) any reduction occurring as a result of a conversion of any Obligation to a different currency or a change in the manner or timing of such conversion;

(iv)  waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the reduction of such Lender’s Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.8, or to the application of any payment, including as set forth in Section 2.12;

(v)  except as provided in Section 10.9,2 release all or substantially all of the Collateral or any Borrower or any Guarantor from its guaranty of any Obligation of the Borrowers;

(vi)  reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”; or

(vii)  amend Section 9.10, Section 10.9 or this Section 10.1;

and provided, further, that (x) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, any Agent (or otherwise modify any provision of Article IX or the application thereof), the Swingline Lender, the Canadian Swingline Lender, any L/C Issuer that has been granted an option pursuant to Section 10.2(f) unless in writing and signed by the affected Agent, the Swingline Lender, the Canadian Swingline Lender, such L/C Issuer or, as the case may be, in addition to any signature otherwise required and (y) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.12.

(b)  Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 10.2  Assignments and Participations; Binding Effect. (a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the Canadian Agent and the Administrative Agent and when the relevant Agent shall have been notified by each Lender and L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of the Borrowers (in each case except for Article IX), the Administrative Agent, the Canadian Agent, each Lender and L/C Issuer and, to the extent provided in Section 9.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. None of the Borrowers, the Canadian Agent, any L/C Issuer or the Agents (except to a successor Administrative Agent named pursuant to Section 9.10 or otherwise to facilitate the transaction contemplated in such Section 9.10) shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)  Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) in the case of the U.S. Lenders, any existing U.S. Lender, (ii) any Affiliate or Approved Fund of any such Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in the case of the U.S. Lenders) or the Canadian Agent (in the case of the Canadian Lenders) and, as long as no Event of Default is continuing, the Parent; provided, however, that (x) such Sales do not have to be ratable between the Facilities but must be ratable among the obligations owing to and owed by such Lender with respect to a Facility and (y) for each Facility, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and L/C Obligations subject to any such Sale shall be an integral multiple of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Facility or is made with the prior consent of the Borrowers and the Administrative Agent; provided further, that in the case of an assignment by a Canadian Lender under this Section 10.2(b), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder; provided, that prior to the occurrence of an Event of Default that is continuing, if such assignee is a non-resident of Canada for purposes of Part XIII of the ITA in respect of any payment that may be made by a Loan Party under any Loan Document, such assignee shall not be entitled to any gross-up payment or indemnification pursuant to Section 2.17 (Taxes) from any Loan Party on account of any Canadian withholding taxes (including interest and penalties in respect thereof) exigible on any such payment.

(c)  Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent or the Canadian Agent, as the case may be, (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the relevant Agent), any tax forms required to be delivered pursuant to Section 2.17(a) and payment by the assignee of an assignment fee in the amount of $3,500. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the relevant Agent consenting to such Assignment, from and after the effective date specified in such Assignment, the Agents shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)  Effectiveness. Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article IX, Section 10.8 and Section 10.9 to the extent provided in Section 9.11).

(e)  Grant of Security Interests. In addition to the other rights provided in this Section 10.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)  Participants. In addition to the other rights provided in this Section 10.2, each Lender may without notice to or consent from the Agents or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant shall be entitled to the benefit of Sections 2.16 and 2.17, but only to the extent (x) such participant delivers the tax forms such Lender is required to collect pursuant to Section 2.17(a) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (y) that prior to an Event of Default, each such participant in the Canadian Revolving Credit Commitment that it is a non-resident of Canada in respect of any payment made by Bombay Canada to such participant under the Loan Documents for the purposes of Part XIII of the ITA shall not be entitled to any payment of any additional amount or indemnification pursuant to Section 2.17 from any Loan Party on account of any Canadian withholding taxes (including interest and penalties in respect thereof) exigible on any such payment; provided, however, that in no case shall participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 10.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant would otherwise be entitled and, except for those described in Section 10.1(a)(v) (or amendments, consents and waivers with respect to Section 9.10 to release all or substantially all of the Collateral).

Section 10.3  Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) the Agents for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Agents or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Facilities by the Agents in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Agents for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Agents for its examiners) and (c) each of the Agents, its Related Persons, and each Lender and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including reasonable fees and disbursements of counsel (including allocated costs of internal counsel).

Section 10.4  Indemnities. (a) The Borrowers agree to indemnify, hold harmless and defend the Agents, each Lender, each L/C Issuer, each Person that each L/C Issuer causes to Issue Letters of Credit hereunder and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Document, any Disclosure Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit, any Related Transaction, or any securities filing of, or with respect to, any Group Member, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Borrowers, any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any liability under this Section 10.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)  Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 10.5  Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.17, Section 2.16, Article IX, Section 10.3, Section 10.4 or this Section 10.5) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 10.6  Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.7  Lender-Creditor Relationship. The relationship between the Lenders, the L/C Issuers and the Agents, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 10.8  Right of Setoff. Each Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the relevant Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of any Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrowers and the Agents after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.8 are in addition to any other rights and remedies (including other rights of setoff) that the Agents, the Lenders and the L/C Issuers and their Affiliates and other Secured Parties may have.

Section 10.9  Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.16, 2.17 and 2.18 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agents in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Agents and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 10.10  Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrowers, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 10.11  Notices. (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given (i) in writing and addressed to:

(A)  if to Parent or any Borrower, to:

The Bombay Company, Inc.
550 Bailey Avenue
Suite 700
Fort Worth, TX 76107
Attention: Elaine D. Crowley
Fax: (817) 332-7066

with copy to:

Thompson & Knight LLP
1700 Pacific Ave, Suite 3300
Dallas, Texas 75201
Attention: Fred W. Fulton, Esq.
Fax: (214) 880-3155

(B)  if to the Administrative Agent or the Swingline Lender, to:

General Electric Capital Corporation
401 Merritt 7
P.O. Box 5201
Norwalk, Connecticut 06856-5201
Attention: Bombay Account Manager
Tel: (203) 956-4406
Fax: (203) 956-4009

with copy to:

General Electric Capital Corporation
500 West Monroe Street, 12th Floor
Chicago, Illinois 60661
Attention: Bombay Account Manager
Tel: (312) 463-2251
Fax: (312) 441-6817

and:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Angela L. Fontana, Esq.
Tel: (214) 746-7895
Fax: (214) 746-7777

(C)  if to the Canadian Agent or the Canadian Swingline Lender, to:

GE Canada Finance Holding Company
123 Front Street West, Suite 1400
Toronto, Ontario
Attention: Bombay Account Manager
Tel: (416) 202.6219
Fax: (416) 202.6226

with copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Angela L. Fontana, Esq.
Tel: (214) 746-7895
Fax: (214) 746-7777

otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, the Agents, the Swingline Lender and the Canadian Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrowers and the Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)  Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to any Agent pursuant to Article II or Article IX shall be effective until received by such Agent.

Section 10.12  Electronic Transmissions. (a) Authorization. Subject to the provisions of Section 10.11(a), each Agent, the Borrowers, the Lenders, the L/C Issuers and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Borrower and each Secured Party hereby acknowledges and agrees, and each Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)  Signatures. Subject to the provisions of Section 10.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)  Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 10.11 and this Section 10.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.

(d)  Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agents nor any of their respective Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No Warranty of any kind is made by the Agents nor any of their respective Related Persons in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects.  Each Borrower and each Secured Party agrees (and Borrower shall cause each other Loan Party to agree) that the Agents have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 10.13  Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 10.14  Jurisdiction. (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)  Service of Process. Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of each Borrower specified in Section 10.11 (and shall be effective when such mailing shall be effective, as provided therein). Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Bombay Canada hereby irrevocably appoints CT Corporation System, in New York, New York (the “Process Agent”), with an office on the date hereof at 111 8th Avenue, 13th Floor, New York, NY 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of Bombay Canada and its property service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York. Such appointment shall be irrevocable as long as the Loans are outstanding, except that if for any reason the Process Agent appointed hereby ceases to act as such, Bombay Canada will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan, New York as such Process Agent subject to the approval of the Administrative Agent (not to be unreasonably withheld). Bombay Canada hereby further irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by any Agent or any Lender by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto. Bombay Canada covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a Process Agent pursuant to this Section 10.14(b) in full force and effect and to cause the Process Agent to act as such.

(c)  Non-Exclusive Jurisdiction. Nothing contained in this Section 10.14 shall affect the right of the Agents or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 10.15  Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 10.15.

Section 10.16  Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 10.17  Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.18  Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Agents, any Lender or any L/C Issuer or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 10.19  Use of Name. Each Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to GE Capital and without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital prior thereto.3

Section 10.20  Non-Public Information; Confidentiality. (a) Each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)  Each Lender, L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrowers’ consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Agents, any Lender, any L/C Issuer or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, grantees of any option described in Section 10.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.20 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 10.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 10.20 shall govern.

Section 10.21  Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 10.21 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Agents could purchase such Dollars in New York, New York with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrowers in respect of any such sum due from it to the Agents or any Lender hereunder (in this Section 10.21 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York, New York with the amount of the judgment currency so adjudged to be due; and the Borrowers hereby, as a separate obligation and notwithstanding any such judgment, agrees, to the fullest extent that it may effectively do so to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred. If the amount of Dollars so purchased exceeds the sum originally due to the Entitled Person, such Entitled Person shall remit such excess to the Borrowers.

Section 10.22  Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrowers that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrowers, including the name and address of the Borrowers and other information allowing such Lender to identify the Borrowers in accordance with such act.

[SIGNATURE PAGES FOLLOW]

1 Canadian counsel to provide language for perfection in Canada.

2 Add any section in any Loan Document that could provide for release of substantially all of the Collateral, if any.

3 Reciprocal provision re: use of name of the Borrowers to come.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BOMBAY COMPANY, INC.

as Parent and a Borrower

By:	/s/ Elaine D. Crowley

Name: Elaine D. Crowley

Title: Senior Vice President, Chief Financial Officer and Treasurer

BBA HOLDINGS, INC.

as a Borrower

By:	/s/ Jeffrey J. Walker

Name: Jeffrey J. Walker

Title: President

BOMBAY INTERNATIONAL, INC.

as a Borrower

By:	/s/ Elaine D. Crowley

Name: Elaine D. Crowley

Title: Vice President

THE BOMBAY FURNITURE COMPANY OF CANADA INC.

as a Borrower

By:	/s/ Elaine D. Crowley

Name: Elaine D. Crowley

Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

as Administrative Agent, L/C Issuer, Swingline Lender and Lender

By:	/s/ Kristina M. Miller

Name: Kristina M. Miller

Title: Duly Authorized Signatory

GE CANADA FINANCE HOLDING COMPANY

as Canadian Agent and as Canadian Lender

By:/s/ Jack Morrone

Name: Jack Morrone

Title: Senior Vice President

SCHEDULE I
Commitments

U.S. Revolving Credit Commitment:

General Electric Capital Corporation   $125,000,000

Canadian Revolving Credit Commitment:

GE Canada Finance Holding Company  $18,000,000

SCHEDULE 4.7
Subsidiaries

See attached

SCHEDULE 4.9
Litigation

See attached

SCHEDULE 4.14
Environmental Condition

See attached

SCHEDULE 4.20
Credit Card Receipts

See attached

SCHEDULE 5.2
Collateral Reporting

Borrowers shall provide Administrative Agent (and if so requested by Administrative Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Administrative Agent:

(a)  Weekly Reports.

(i)  Borrowing Base Certificate. If, at any time, Adjusted Availability is less than 20% of the Aggregate Borrowing Base, Parent shall provide to Administrative Agent, on Wednesday of each week, a signed Borrowing Base Certificate (in the form of Exhibit I, as such form may be revised from time to time by Administrative Agent); provided, however, that Parent, may, in its discretion, provide to Administrative Agent a Borrowing Base Certificate more frequently than as set forth herein. Such Certificate may be sent to Administrative Agent electronically (with an electronic signature) or by facsimile transmission; provided, further, that in each case, upon request by Administrative Agent, the original thereof is forwarded to Administrative Agent on the date of such transmission. No adjustments to the Borrowing Base Certificate may be made without supporting documentation and such other documentation as may be reasonably requested by Administrative Agent from time to time.

(ii)  If, at any time, Adjusted Availability is less than 20% of the Aggregate Borrowing Base, a collateral activity summary or “roll forward” inventory report.

(b)  Monthly Reports. Monthly, Parent shall provide to Administrative Agent original counterparts of (each in such form as Agent from time to time may specify):

(i)  Within 15 days of the end of each Fiscal Period for the immediately preceding Fiscal Period or on the next Business Day, in the event the 15th day does not fall on a Business Day:

(A)  at all times other than as set forth in clause (a)(i) above, a Borrowing Base Certificate (in the form of Exhibit I, as such form may be revised from time to time by Agent); provided, however, that Parent, may, in its discretion, provide to Administrative Agent a Borrowing Base Certificate more frequently than as set forth herein. Such Borrowing Base Certificate may be sent to Administrative Agent electronically (with an electronic signature) or by facsimile transmission; provided, that in each case, upon request by Administrative Agent, the original thereof is forwarded to Administrative Agent on the date of such transmission. No adjustments to the Borrowing Base Certificate may be made without supporting documentation and such other documentation as may be reasonably requested by Administrative Agent from time to time;

(B)  Top 10 Vendor Purchases report;

(C)  sales audit report and inventory summary by location and merchandise class;

(D)  inventory certificate;

(E)  state of store activity; and

(F)  a collateral activity summary or “roll forward” inventory report.

(ii)  Within 45 days of the end of each Fiscal Period for the immediately preceding Fiscal Period or on the next Business Day, in the event the 45th day does not fall on a Business Day:

(A)  reconciliation of the stock ledger to the general ledger and the calculation of Availability; and

(B)  rent, tax and insurance compliance certificate.

(iii)  For purposes of items(c)(i) and (c)(ii) above, the first “preceding month” in respect of which the items required by that Section shall be provided shall be October, 2006.

In addition, each Borrower agrees to use its commercially reasonable efforts to assist Administrative Agent with the facilitation and implementation of a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

SCHEDULE 7.1
Existing Indebtedness

See attached

SCHEDULE 7.2

Existing Liens

See attached

SCHEDULE 7.13
Affiliates

See attached

SCHEDULE 7.16
Scheduled Store Closings

See attached